Exhibit 10.1




           SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

                         dated as of September 27, 2006


                                      among


                          U. S. STEEL RECEIVABLES LLC,
                                    as Seller


                        UNITED STATES STEEL CORPORATION,
                               as initial Servicer


               THE PERSONS PARTY HERETO AS CP CONDUIT PURCHASERS,
                COMMITTED PURCHASERS, FUNDING AGENTS AND LC BANKS


                                       and


                            THE BANK OF NOVA SCOTIA,
                               as Collateral Agent

ARTICLE I.  AMOUNTS AND TERMS OF THE PURCHASES                                2
     Section 1.1.   Facility; Termination, Decrease and Increase.             2
     Section 1.2.   Transfers; Security Interests; Repurchase of Defaulted
                    Receivables.                                              3
     Section 1.3.   Purchased Interest Computation.                           6
     Section 1.4.   Non-Liquidation Settlement and Reinvestment Procedures.   6
     Section 1.5.   Liquidation Settlement Procedures.                        7
     Section 1.6.   Deemed Collections; Reduction in Net Investment.         11
     Section 1.7.   Fees                                                     13
     Section 1.8.   Payments and Computations, Etc.                          13
     Section 1.9.   Increased Costs.                                         13
     Section 1.10.  Requirements of Law.                                     14
     Section 1.11.  Inability to Determine Eurodollar Rate.                  15
     Section 1.12.  Sharing of Payments, etc.                                16
     Section 1.13.  Expiration or Extension of Commitments.                  16
     Section 1.14.  Purchaser Groups and Purchasers.                         17
     Section 1.15.  Obligations Several.                                     17
     Section 1.16.  Issuance of Letters of Credit.                           18
     Section 1.17.  Form of Letters of Credit.                               19
     Section 1.18.  Requirements For Issuance of Letters of Credit.          19
     Section 1.19.  Disbursements, Reimbursement.                            19
     Section 1.20.  Documentation.                                           20
     Section 1.21.  Determination to Honor Drawing Request.                  20
     Section 1.22.  Nature of Reimbursement Obligations.                     20
     Section 1.23.  Liability for Acts and Omissions.                        22
     Section 1.24.  Termination of Letters of Credit                         23
ARTICLE II. REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS    23
     Section 2.1.   Representations and Warranties; Covenants.               23
     Section 2.2.   Termination Events.                                      23
ARTICLE III.INDEMNIFICATION                                                  23
     Section 3.1.   Indemnities by the Seller.                               24
     Section 3.2.   Indemnities by the Servicer.                             25
     Section 3.3.   Defense of Claims.                                       26
ARTICLE IV. ADMINISTRATION AND COLLECTIONS                                   27
     Section 4.1.   Appointment of the Servicer.                             27
     Section 4.2.   Duties of the Servicer.                                  28
     Section 4.3.   Establishment and Use of Certain Accounts.               29
     Section 4.4.   Enforcement Rights.                                      30
     Section 4.5.   Responsibilities of the Seller.                          31
     Section 4.6.   Servicing Fee.                                           31
ARTICLE V.  THE AGENTS                                                       31
     Section 5.1.   Appointment and Authorization.                           32
     Section 5.2.   Delegation of Duties.                                    33
     Section 5.3.   Exculpatory Provisions.                                  33
     Section 5.4.   Reliance by Agents.                                      33
     Section 5.5.   Notice of Termination Events.                            34
     Section 5.6.   Non-Reliance on Collateral Agent, Funding Agents and
                    Other Purchasers.                                        34
     Section 5.7.   Collateral Agent, Funding Agents and Purchasers.         35
     Section 5.8.   Indemnification.                                         35
     Section 5.9.   Successor Collateral Agent.                              36
ARTICLE VI. MISCELLANEOUS                                                    36
     Section 6.1.   Amendments, Etc.                                         36
     Section 6.2.   Notices, Etc.                                            37
     Section 6.3.   Assignability.                                           37
     Section 6.4.   Costs, Expenses and Taxes.                               40
     Section 6.5.   No Proceedings; Limitation on Payments.                  40
     Section 6.6.   GOVERNING LAW AND JURISDICTION.                          41
     Section 6.7.   Execution in Counterparts.                               41
     Section 6.8.   Survival of Termination.                                 41
     Section 6.9.   WAIVER OF JURY TRIAL.                                    41
     Section 6.10.  Entire Agreement.                                        42
     Section 6.11.  Headings.                                                42
     Section 6.12.  Purchaser's Liabilities.                                 42
     Section 6.13.  Confidentiality.                                         42
     Section 6.14.  Agent Conflict Waiver.                                   43
     Section 6.15.  Interpretation                                           43


EXHIBIT I      Definitions

EXHIBIT II     Conditions of Purchases

EXHIBIT III    Representations and Warranties

EXHIBIT IV     Covenants

EXHIBIT V      Termination Events

EXHIBIT VI     Form of Assumption Agreement

EXHIBIT VII    Form of Transfer Supplement

SCHEDULE I     Credit and Collection Policy

SCHEDULE II    Lock-Box Banks and Lock-Box Accounts

SCHEDULE III   Trade Names

SCHEDULE IV    Special Obligors

ANNEX A        Form of Purchase Notice

ANNEX B        Form of Monthly Report

ANNEX C        Form of Increase Notice

ANNEX D        Form of Request to Add Classified Obligor

ANNEX E        Form of Acceptance of Additional Classified Obligor

     This SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is dated as of September 27, 2006, among U. S. STEEL RECEIVABLES LLC, a Delaware limited liability company, as Seller (the "Seller"), UNITED STATES STEEL CORPORATION ("USS"), a Delaware corporation as initial Servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), the several commercial paper conduits identified on the signature pages hereto and their respective successors and permitted assigns (the "CP Conduit Purchasers"; each, individually, a "CP Conduit Purchaser"), the several financial institutions identified on the signature pages hereto as "Committed Purchasers" and their respective successors and permitted assigns (the "Committed Purchasers"; each, individually, a "Committed Purchaser"), the several financial institutions identified on the signature pages hereto as "LC Banks" and their respective successors and permitted assigns (the "LC Banks", each individually, an "LC Bank"), the agent banks identified for each CP Conduit Purchaser, Committed Purchaser and LC Bank on the signature pages hereto and their respective successors and permitted assigns (the "Funding Agents"), each CP Conduit Purchaser, Committed Purchaser, LC Bank and Funding Agent that becomes a party hereto from time to time pursuant to an Assumption Agreement, Transfer Supplement or otherwise, and THE BANK OF NOVA SCOTIA, a Canadian chartered bank acting through its New York Agency ("BNS"), as Collateral Agent for the CP Conduit Purchasers, Committed Purchasers and LC Banks (in such capacity, together with its successors and permitted assigns in such capacity, the "Collateral Agent").

     The Seller may desire to convey, transfer and assign, from time to time, undivided percentage interests in certain accounts receivable, and (i) the CP Conduit Purchasers may desire to, and the Committed Purchasers, if requested by the related CP Conduit Purchasers, if any, or if the CP Conduit Purchasers are unable to do so, shall, accept such conveyance, transfer and assignment of such undivided percentage interests, and (ii) the applicable LC Bank shall, upon the request of the Seller, issue Letters of Credit, in each case subject to the terms and conditions of this Agreement.

     This Agreement amends and restates in its entirety, as of the Closing Date, the Amended and Restated Receivables Purchase Agreement dated as of November 28, 2001 (as amended, supplemented or otherwise modified through the date hereof, the "Original Agreement"), among the Seller and initial Servicer, the CP Conduit Purchasers, the Committed Purchasers and the Funding Agents from time to time party thereto, and the Collateral Agent. Upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall, subject to this paragraph, be superseded hereby in their entirety and Market Street Funding LLC shall become a party hereto as a "CP Conduit Purchaser", PNC Bank, National Association shall become a party hereto as a "Committed Purchaser" and as a "Funding Agent" and each of the LC Banks shall become parties hereto. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, the Seller and USS shall continue to be liable to each Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) with respect to all unpaid Capital, Discount (as such terms are defined in the Original Agreement), fees and expenses (the "Original Agreement Outstanding Amounts") under the Original Agreement (which shall continue to accrue thereunder until such amounts are paid in full) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement . Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.
Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and or delivered in connection with the Original Agreement.

     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                       AMOUNTS AND TERMS OF THE PURCHASES

     SECTION 1.1. Facility; Termination, Decrease and Increase. (a) On the terms and conditions hereinafter set forth in this Agreement, the parties hereto establish a receivables financing facility.

     (b) The Seller may, upon at least 30 days' written notice to each Funding Agent, terminate or reduce the unused portion of the aggregate Commitments of all Purchaser Groups (ratably according to each Purchaser Group's Commitment); provided, that each reduction shall be in the amount of at least $10,000,000 with respect to each Purchaser Group, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated, the total amount of all Commitments of all Purchaser Groups shall in no event be reduced below $200,000,000, unless the Facility Limit is being reduced to zero and the aggregate LC Stated Amount for each LC Bank is being cash collateralized in full by deposit of such amounts into the applicable LC Collateral Accounts; provided, further that the Commitment of any Purchaser Group shall not be less than the aggregate LC Stated Amount for the related LC Bank, unless such amount is being cash collateralized in full by deposit of such amounts into the applicable LC Collateral Account.

     (c) The Seller may, upon at least 30 days' written notice in substantially the form of Annex C hereto to each Funding Agent request that the related Purchaser Group increase their existing Commitment; provided that: (i) the Facility Limit after giving effect to such increases shall not exceed $800,000,000 without the unanimous written consent of all the Funding Agents,
(ii) the Seller's request for the increases in the respective Commitments of the Purchaser Groups shall be ratable with respect to each such Purchaser Group (according to the then existing Commitments of all such Purchaser Groups), and if Purchaser Groups holding less than 100% of the aggregate Commitments of all Purchaser Groups consent to such increase (any such non consenting Purchaser Group, a "Non-Increasing Purchaser Group") in their respective Commitment, the Seller may request (by written notice to the Funding Agents) increases in the Commitments of the Purchaser Groups who have consented (any such Purchaser Group, an "Increasing Purchaser Group"), on a ratable basis (based on the then existing Commitments of all such Increasing Purchaser Groups), unless otherwise consented to in writing by the Funding Agents for such Increasing Purchaser Groups, (iii) each Funding Agent (and the related Purchasers) shall, in its sole discretion, make a determination whether or not to so grant such request and
(iv) the Seller shall (and shall cause the Servicer to) deliver all documents, instruments, reports, opinions and agreements as any Funding Agent may reasonably request in connection with making a determination as to whether or not to grant such request.

     (d) The Seller may, if, following the Seller's request for an increase pursuant to clause (c) above, the aggregate amount of Commitment increases from all the Increasing Purchaser Groups does not equal the amount requested by the Seller, at its own expense, add one or more additional Purchaser Groups as parties hereto pursuant to, and in accordance with the terms of, Section 1.14; provided, that the aggregate amount of all the Commitments of all Purchaser Groups after giving effect to such joinder does not cause the Facility Limit to exceed $800,000,000 without the unanimous written consent of all the Funding Agents.

     Section 1.2. Transfers; Security Interests; Repurchase of Defaulted Receivables. (a) Prior to the Facility Termination Date, upon the terms and subject to the conditions set forth herein and in the other Transaction Documents, the Seller may, at its option from time to time, convey, transfer and assign to the Collateral Agent for the benefit of each applicable Purchaser (which, for the avoidance of doubt, shall not be a CP Conduit Purchaser during the pendency of a CP Conduit Purchaser Termination Event), and the Collateral Agent for the benefit of the applicable Purchasers shall, accept such conveyance, transfer and assignment from the Seller (without recourse except as provided herein), of undivided percentage ownership interests in the Pool Receivables, together with the Related Security, Collections and proceeds with respect thereto (each, an "Incremental Transfer") for an amount equal to the applicable Transfer Price from time to time prior to the Facility Termination Date; provided that after giving effect to the issuance of Notes by the CP Conduit Purchasers or the obtaining of funds by the Committed Purchasers or the issuance of Letters of Credit by the applicable LC Banks, as the case may be, to fund the Transfer Price of any Incremental Transfer and the payment (or issuance of the applicable Letters of Credit, as the case may be) to the Seller of such Transfer Price, (i) the Net Exposure of any such Purchaser Group shall not exceed the Commitment of the related Purchaser Group, (ii) the Capital plus the LC Aggregate Stated Amount shall not exceed the Facility Limit and (iii) in the case of requests for a Letter of Credit, the aggregate LC Stated Amount for any LC Bank shall not exceed such LC Bank's LC Sub-Commitment; and provided further, that the conditions set forth in Exhibit II of this Agreement shall be satisfied with respect thereto.

     The Seller may, from time to time, by notice to the applicable Funding Agents given by telecopy, offer to convey, transfer and assign to the Collateral Agent for the benefit of each applicable Purchaser (which, for the avoidance of doubt, shall not be a CP Conduit Purchaser during the pendency of a CP Conduit Purchaser Termination Event), undivided percentage ownership interests in the Purchased Interest at least two (2) Business Days prior to the proposed date of any Incremental Transfer. Each such notice (each a "Purchase Notice") shall specify (x) the desired Transfer Price (which shall be at least (i) $1,000,000 per CP Conduit Purchaser or Committed Purchaser or integral multiples of $100,000 in excess thereof or (ii) $25,000 per Letter of Credit) or, in each case such lesser amount as shall equal the remaining commitment of the applicable Purchaser Group, (y) the desired date of such Incremental Transfer which shall be a Business Day and (z) whether or not all or any portion of such desired Transfer Price is requested in the form of the issuance by any applicable LC Bank of one or more Letters of Credit pursuant to the terms of Sections 1.16 and 1.17. In the case of any request for a purchase (or portion thereof) in cash (rather than through the issuance of one or more Letters of Credit), at the option of each such CP Conduit Purchaser, the Funding Agent for the benefit of such CP Conduit Purchaser shall accept or reject any such offer by prompt notice given to the Seller.

     Each Purchase Notice in respect of a proposed Incremental Transfer shall be irrevocable and binding on the Seller, and the Seller shall indemnify the Purchasers against any loss or expense incurred by the Purchasers, either directly or indirectly, as a result of any failure by the Seller to complete such Incremental Transfer, including, without limitation, any loss or expense incurred by Purchasers by reason of the liquidation or reemployment of funds acquired by the Purchasers (including, without limitation, funds obtained by issuing Notes, obtaining deposits as loans from third parties, reemployment of funds and/or issuing or arranging for the issuance of Letters of Credit) to fund such Incremental Transfer.

     The Seller may, subject to the limitations on funding set forth in this paragraph (a) and the other requirements and conditions herein, use the proceeds of any purchase or reinvestment by a CP Conduit Purchaser or a Committed Purchaser hereunder to satisfy its Reimbursement Obligation to the related LC Bank pursuant to Section 1.19.

     In addition, if the Seller fails to reimburse the applicable LC Bank for the full amount of any drawing under any Letter of Credit when due (out of its own funds available therefor, or otherwise, at such time), pursuant to Section 1.19, then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new purchase from the CP Conduit Purchaser or Committed Purchaser, as the case may be, in such LC Bank's Purchaser Group on such date, pursuant to the terms hereof, in an amount equal to the amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth in this paragraph
(a) (and the other requirements and conditions herein), the CP Conduit Purchaser or Committed Purchaser in the LC Bank's Purchaser Group shall fund such deemed purchase request and deliver the proceeds thereof directly to the related Funding Agent to be immediately distributed to the LC Bank in satisfaction of the Seller's Reimbursement Obligation pursuant to Section 1.19, to the extent such amounts can be funded by such Purchaser, at such time, hereunder.

     (b) On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each CP Conduit Purchaser or Committed Purchaser making such a purchase (through the Collateral Agent) on such date pursuant to subsection (a) of this Section 1.2 (or its Funding Agent on such Purchaser's behalf) shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at Mellon Bank, N.A., account number 000-0300, ABA 043000261, an amount equal to such Purchaser's Purchaser Group Funded Share of the Transfer Price with respect to thereto (as specified by the Seller pursuant to subsection (a) of this Section 1.2) relating to the undivided percentage ownership interest then being purchased by such Purchaser for cash.

     (c)  Effective on the date of each Funded Purchase pursuant to this
Section 1.2, each reinvestment pursuant to Section 1.4 or 1.5 and each issuance of a Letter of Credit, as applicable, the Seller hereby sells and assigns to the Collateral Agent for the benefit of the Purchasers (according to the Net Exposure of each Purchaser Group) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

     (d) (i) It is the express intent of the parties hereto that the transfers of the Pool Receivables, Related Security, Collections and other proceeds of such Receivables by the Seller to the Collateral Agent, as contemplated by this Agreement be, and be treated as, sales and not as secured loans. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, the Seller hereby grants to the Collateral Agent for the benefit of the Purchasers (ratably, according to the Net Exposure of each Purchaser Group) a security interest (and hereby authorizes the filing of all applicable UCC financing statements to perfect such security interest) in all of the Seller's right, title and interest in and to the Pool Receivables, Related Security and Collections now existing and hereafter created, all monies due or to become due and all amounts received with respect thereto, and all proceeds thereof, to secure the obligations of the Seller hereunder, and this Agreement shall be deemed a security agreement under applicable law. If the Collateral Agent files any UCC financing statement in connection with this facility, it shall provide the Servicer with a copy thereof promptly upon the Collateral Agent's receipt of an acknowledgment copy from the applicable UCC filing office.

          (ii) In addition to and without limiting the grant of security interest described in clause (i) of this Section 1.2(d), to secure all of the Seller's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Collateral Agent for the benefit of the Purchasers (according to the Net Exposure of each Purchaser Group) a security interest in all of the Seller's right, title and interest, if any, (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables,
(ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts, the Concentration Account and the Collection Account, and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts, the Concentration Account and the Collection Account, and amounts on deposit therein, (v) all of the Seller's right, title and interest in and to the Purchase and Sale Agreement and each other Transaction Document to which it is a party, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the "Pool Assets"). The Collateral Agent (for the benefit of the Purchasers) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Collateral Agent (for the benefit of the Purchasers), all the rights and remedies of a secured party under any applicable UCC.

     (e) Whenever the LC Bank issues a Letter of Credit pursuant to the terms hereof, it shall, automatically and without further action of any kind upon the effective date of issuance of such Letter of Credit, have irrevocably been deemed to make a Funded Purchase hereunder if such Letter of Credit is subsequently drawn and such drawn amount shall not have been reimbursed pursuant to Section 1.19 upon such draw. All such Funded Purchases shall comprise Base Rate Portions of Capital in an amount equal to the amount of such draw, and shall accrue Discount from the date of such draw. If any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make such Funded Purchases shall expire with respect to such Letter of Credit and the related LC Stated Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

     (f) At any time and from time to time upon at least three Business Days written notice to the Collateral Agent, the Seller may purchase any Triggered Receivables and the Related Security, Collections and proceeds with respect thereto, provided that in consideration therefor, the Seller shall cause an amount equal to the unpaid portion of such Receivables to be remitted directly to the Concentration Account. Upon closing any transaction referenced in the preceding sentence, the Collateral Agent shall, if requested, upon receipt of evidence satisfactory to it that an amount equal to the unpaid portion of such Receivable has been deposited into the Concentration Account to be remitted directly to the Concentration Account execute and deliver, at the Seller's expense, to the Seller such documents and instruments as are reasonably requested and authorize the filing of such UCC-3 termination statements as are appropriate, to terminate its interests (for itself and on behalf of the Purchasers) with respect to the affected Receivables and any Related Security, Collections and proceeds with respect thereto.

     Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date hereof. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day.
From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Funding Agents) be deemed to be 100%. The Purchased Interest shall become zero when the aggregate of the Capital thereof, and all accrued and unpaid Discount thereon with respect to each Purchaser shall have been paid in full, the aggregate LC Stated Amount for each LC Bank shall have been cash collateralized in full by deposit thereof into the applicable LC Collateral Accounts and all other amounts owed by the Seller and the Servicer hereunder to the Purchasers, the Funding Agents, and the Collateral Agent and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon; provided that nothing in this
Section 1.3 shall be construed to require the Seller, the Servicer or any Affiliate thereof to make actual computations on a daily basis or to deliver to the Purchasers, the Funding Agents, or the Collateral Agent a writing setting forth any computation, recomputation or deemed recomputation effected under this
Section 1.3, except to the extent required pursuant to Section 2 of Exhibit II or as otherwise required pursuant to this Agreement.

     Section 1.4. Non-Liquidation Settlement and Reinvestment Procedures. On each day after the date of any Incremental Transfer but prior to the Facility Termination Date, and provided that Section 1.5 shall not be applicable, the Servicer shall, out of the Collections represented by the Purchased Interest received on or prior to such day and not previously set aside or paid:

          (i) set aside and hold in trust in the Concentration Account for the Purchasers, as applicable (or deposit into the Collection Account if so required pursuant to Section 1.5 hereof) an amount equal to all Discount, Fees and, if USS or any Affiliate thereof is not the Servicer, the Purchasers' share of the Servicing Fee (such share based on the Purchased Interest at such time), in each case accrued through such day and not so previously set aside or paid;

          (ii) subject to Section 1.6(b), reinvest the balance of such Collections in respect of the Purchased Interest remaining after application of Collections as provided in clause (i) of this Section 1.4 for the ratable benefit of the Purchasers, as applicable, in additional undivided percentage ownership interests in the Pool Receivables, Related Security and Collections and other proceeds with respect thereto;

          (iii) if USS or any Affiliate thereof is the Servicer, pay to the Servicer out of the amount of such Collections remaining after application pursuant to clause (i) and (ii), of this Section 1.4, an amount equal to the Purchasers' share of the Servicing Fee (such share based on the Purchased Interest at such time), accrued through such day and not previously set aside or paid; and

          (iv) remit the balance, if any, of such Collections remaining after the applications provided in clauses (i), (ii) and (iii), of this Section 1.4, and Section 1.6(b), to the Seller for its own account. Such Collections remitted to the Seller shall be available for the ordinary business purposes of the Seller or otherwise, subject to the provisions of the Transaction Documents.

On each Settlement Date, from the amounts set aside as described in clause (i) of the first sentence of this Section 1.4 and Section 1.6(b), the Servicer shall pay to each Funding Agent, for the benefit of the Purchasers related to such Funding Agent (ratably according to accrued Discount and Fees), an amount equal to the accrued and unpaid Discount and Fees (as calculated by such Funding Agent) for the immediately preceding Settlement Period. Each Funding Agent shall distribute such amounts received from the Servicer in accordance with the preceding sentence to the related Purchasers entitled thereto; provided that if any Funding Agent has not received amounts sufficient on any such Settlement Date to pay all of the aforesaid amounts in full, such Funding Agent shall pay such amounts to the Purchasers, ratably among all such Purchasers in the related Purchaser Group entitled to payment thereof (based on the amount owing to such Purchasers in such categories at such time).

     Section 1.5. Liquidation Settlement Procedures. (a) If at any time on or prior to any Termination Day, the Purchased Interest is determined to be (or the Servicer or the Seller is otherwise notified that the Purchased Interest is) greater than 100%, then the Seller shall immediately pay to each Funding Agent, for the benefit of the Purchasers related to such Funding Agent (according to the Net Exposure of each Purchaser Group) an amount that, when applied to reduce the Capital, will cause the Purchased Interest to be less than or equal to 100%; it being understood that if any such amounts are not immediately paid by the Seller, the Servicer shall cease making any reinvestments pursuant to Section
1.4 and shall instead apply such amounts as would otherwise be available to make such reinvestments to so reduce the Purchased Interest by depositing the same into the Collection Account for distribution to the applicable Purchasers on the next Settlement Date in accordance with the provisions set forth in the last paragraph of Section 1.4 or paragraph (d) of this Section 1.5, as applicable.

     (b) On and after any Termination Day or the day on which an Unmatured Termination Event occurs, the Servicer shall deposit or cause to be deposited to the Collection Account, for the benefit of the Purchasers (and shall pay such amounts to each applicable Funding Agent on the next Settlement Date pursuant to paragraph (d) below), all amounts previously set aside in the Concentration Account pursuant to Section 1.4 and not previously applied in accordance with the terms hereof.

     (c)  If a Purchaser Group elects not to extend its Commitment pursuant to
Section 1.13(a) and such Non-Extending Committed Purchaser is not required to transfer and assign its Commitment pursuant to Section 1.13(b)(ii) of this Agreement, the Servicer shall implement the procedures set forth in this clause
(c) (a "Partial Liquidation") beginning on a Business Day that is (x) no more than 60 days prior to such Non-Extending Committed Purchaser's Commitment Expiry Date then in effect and (y) no later than such Non-Extending Committed Purchaser's Commitment Expiry Date then in effect. On each Business Day thereafter and prior to the Net Investment of each such Purchaser in such Non-Extending Committed Purchaser's Group being reduced to zero and cash collateralizing in full such Purchaser Group's LC Bank's LC Collateral Account in an amount equal to such LC Bank's aggregate LC Stated Amount (provided that no Termination Event and no Unmatured Termination Event has occurred and is continuing), the Servicer shall apply funds, out of the Collections represented by the Purchased Interest received and not previously applied, in the following manner:

          (i) set aside and hold in trust in the Concentration Account (or deposit into the Collection Account if so required by paragraph (b) of this
Section 1.5), for the benefit of the Purchasers an amount equal to all Discount on all Fees, and, if USS or any Affiliate is not the Servicer, the Purchasers' share of the Servicing Fee (ratably, based on the Purchased Interest at such time), in each case accrued through such day and not so previously set aside or paid. The Servicer shall thereafter pay to each applicable Funding Agent on the next Settlement Date for the Purchasers (ratably according to accrued Discount and Fees) the amount of such accrued and unpaid Fees and Discount, and shall pay such portion of the Servicing Fee to the Servicer pursuant to Section 1.4(iii);

          (ii) pay to each applicable Funding Agent for the account of each Non-Extending Committed Purchaser, if any, related to such Funding Agent (based on the Net Exposure of such Purchaser Group at such time), and, for the account of any related CP Conduit Purchasers, if any, solely to the extent necessary to reduce the Net Exposure with respect to any such CP Conduit Purchaser to an amount that is equal to or lesser than the amount of any available Commitment of its Purchaser Group at such time, from such Collections remaining after application pursuant to clause (i) of this Section 1.5, the amount of such Non-Extending Committed Purchaser's Net Exposure; provided that solely for purposes of determining such Non-Extending Committed Purchaser's ratable share of such Collections, the Net Exposure of each such Purchaser in such Non-Extending Committed Purchaser shall be deemed to remain constant from the date such Purchaser Group becomes a Non-Extending Committed Purchaser until the date the Net Exposure of each such Purchaser in such Non-Extending Committed Purchaser has been paid in full (or in the case of an LC Bank, its LC Collateral Account has been cash collateralized in full in an amount equal to such LC Bank's aggregate LC Stated Amount); it being understood that if such day is also a Termination Day or a day on which an Unmatured Termination Event has occurred and is continuing, such Net Exposure shall be recalculated at such time (taking into account amounts received by or on behalf of such Purchaser Group in respect of its Net Exposure pursuant to this clause (ii)), and thereafter Collections shall be set aside in the Collection Account for payment to all Purchasers (according to each such Purchaser Group's Net Exposure) pursuant to paragraph
(d) below;

          (iii) reinvest the balance, if any, of such Collections in respect of Capital to the acquisition of additional undivided percentage interests pursuant to Section 1.4(ii) hereof; and

          (iv) if USS or any Affiliate thereof is the Servicer, pay to the Servicer out of such Collections remaining after application pursuant to clause
(i) through (iii) of this Section 1.5(c), an amount equal to the Purchasers' share of the Servicing Fee (based on the Purchased Interest at such time).

     (d) On and after any Termination Day and on each day thereafter, and on each day on which an Unmatured Termination Event has occurred and is continuing, the Servicer shall deposit or cause to be deposited into the Collection Account, for the benefit of the Purchasers, all Collections received on such day in respect of the Purchased Interest, to be applied by the Collateral Agent on the next succeeding Settlement Date in the following order (i) to the payment in full of the accrued Discount, (ii) pari passu, to the payment in full of the outstanding Net Investment of each Purchaser in each Purchaser Group and to cash collateralize in full the LC Collateral Account for each related LC Bank in an amount equal to the aggregate LC Stated Amount for such LC Bank, and (iii) to the payment in full of all other amounts payable to the Purchasers and their assigns in respect of indemnities, fees, costs and expenses hereunder and not covered in clauses (i) and (ii) of this paragraph (d). On each such day, the Servicer shall deposit to its account, from the amounts set aside for the Purchasers pursuant to the preceding sentence which remain after payment in full of the aforementioned amounts, the accrued Servicing Fee. If there shall be insufficient funds on deposit in the Collection Account following deposits therein by the Servicer pursuant to this paragraph and paragraph (b) of this
Section 1.5, for the Collateral Agent to distribute funds in payment in full of the aforementioned amounts, the Collateral Agent shall distribute such funds as are in the Collection Account on the next succeeding Settlement Date (and on each Settlement Date thereafter, if applicable) in the following order of priority:

          (i) first, to the applicable Funding Agents, ratably (according to the amounts thereof then payable to all Purchasers at such time), for the benefit of the Purchasers in such Funding Agent's Purchaser Group, the payment of the accrued Discount and all Fees;

          (ii) second, to the Servicer, in payment of the accrued and unpaid Servicing Fee, if USS or any Affiliate of USS is not then the Servicer (and if such amount has not already been paid by operation of the immediately preceding sentence);

          (iii) third, to the applicable Funding Agents, ratably (according to the amounts thereof then payable to all Purchasers at such time), for the benefit of the Purchasers in such Funding Agent's Purchaser Group, for reduction to zero of the Net Exposure of the related Purchaser Group (including, by cash collateralizing in full the LC Collateral Account for each related LC Bank in an amount equal to the aggregate LC Stated Amount for such LC Bank);

          (iv) fourth, to the applicable Funding Agents, ratably (according to the amounts thereof then payable to all Purchasers at such time), for the benefit of the Purchasers in such Funding Agent's Purchaser Group, in payment of all other amounts payable to such Purchasers and their assigns in respect of indemnities, fees, costs and expenses hereunder and not covered in clauses (i) through (iii) of this Section 1.5(d); and

         (v) fifth, to its account as Servicer, in payment of the accrued and unpaid Servicing Fee, if USS or any Affiliate of USS is the Servicer (and if such amount has not already been paid by operation of the immediately preceding sentence).

Each Funding Agent shall distribute such amounts received from the Collateral Agent in accordance with the preceding sentence to the related Purchasers entitled thereto; provided that if any Funding Agent has not received amounts sufficient on any such Settlement Date to pay all of the foregoing amounts in full, such Funding Agent shall pay such amounts to the Purchasers ratably among all such Purchasers in the related Purchaser Group entitled to payment thereof (based on the amount owing to such Purchasers in such categories at such time).

     (e) Following the date on which the Net Investment of each Purchaser Group has been reduced to zero, the aggregate LC Stated Amount for each LC Bank has been cash collateralized in full by deposit thereof into the applicable LC Collateral Account, and all accrued Discount, Fees, Servicing Fees and all other amounts payable to the Purchasers, the Funding Agents, the Collateral Agent, each Indemnified Party and Affected Person and their assigns hereunder have been paid in full, (i) the Purchased Interest shall become zero, (ii) the Collateral Agent, on behalf of the Purchasers, shall be considered to have reconveyed to the Seller all of the Purchasers' right, title and interest in, to and under the Receivables, Related Security, Collections and proceeds with respect thereto, and (iii) the Collateral Agent, on behalf of the Purchasers, shall execute and deliver to the Seller, at the Seller's expense, such documents or instruments as are necessary, and authorize the filing of such UCC termination statements as are appropriate to terminate the Purchasers' respective interests in the Receivables, Related Security, Collections and proceeds with respect thereto. Any such documents shall be prepared by or on behalf of the Seller. Thereafter any remaining Collections shall be for the account of the Seller.

     Section 1.6.   Deemed Collections; Reduction in Net Investment.

     (a)  For the purposes of this Agreement:

          (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment; and

          (ii) if on any day any of the representations or warranties in Section 1(f), (k) or (q) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full (Collections deemed to have been received pursuant to clauses (i) and (ii) of this paragraph (a) are hereinafter sometimes referred to as "Deemed Collections").

     (b) If at any time the Seller shall wish to cause the reduction of Capital of the Purchased Interest funded by CP Conduit Purchasers or Committed Purchasers (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest), the Seller may do so as follows:

          (i) the Seller shall give each Funding Agent and the Servicer at least two Business Days' prior written notice thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence);

          (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested pursuant to Section 1.4 or 1.5, as applicable, until the amount thereof not so reinvested shall equal the desired amount of reduction; and

          (iii) the Servicer shall hold such Collections in trust in the Concentration Account (or, if required pursuant to Section 1.5, transfer to the Collection Account) for the benefit of such Purchasers, for payment to each applicable Funding Agent ratably among all such Purchasers in the related Purchaser Group entitled to payment thereof (based on the amount owing to such Purchasers in such categories at such time) on the next Settlement Date immediately following the current Settlement Period, and the Capital (and each applicable Net Investment) of the Purchased Interest shall be deemed reduced in the amount to be paid to the Funding Agents only when in fact finally so paid; provided, that:

          (A) notwithstanding the requirement to make such a payment on a Settlement Date as described in clause (iii) of this Section 1.6(b), the Seller may, prior to the occurrence and continuation of any Termination Event, so long as sufficient funds have been retained or deposited in the Collection Account therefor (including out of any funds of the Seller deposited therein and available therefor at such time), and so long as the Seller has provided each Funding Agent at least two Business Days prior written notice thereof (such notice to be received on or prior to 11:00 a.m. on such Business Day), make the payments (in accordance with such clause (iii) of this Section 1.6(b), other than the requirement that such payments be made on a Settlement Date) to reduce the Capital (and each applicable Net Investment), on any day during such related Settlement Period prior to such Settlement Date, and shall (x) on the date of such payments, to the extent that any applicable Purchaser is funding its Net Investment (or any portion thereof) at such time through a source of funds which matures or is maturing on such date, pay to such Purchaser (or the applicable Funding Agent on its behalf) in respect of the accrued and unpaid Discount on such source of funds at such time, an amount equal to such Purchaser's ratable share of the Discount (with respect to such source of funds) being held by the Servicer or the Collateral Agent for the benefit of all Purchasers in respect of the aggregate Discount pursuant to
     Section 1.4 or 1.5, as the case may be, and (y) on the next succeeding Settlement Date relating to any applicable Net Investment for any Purchaser, pay to such Purchaser the amount, if any, of additional Discount related to the applicable Net Investment (or portion thereof) so reduced (and with respect to which the related source of funds therefor does not mature on the date of such repayment as described in clause (x) of this
     Section 1.6(b)), that would have accrued on such Net Investment (or portion thereof) through the maturity date of such related source of funds, or the portion so reduced (such amount, the applicable "Breakage Fee") (as notified to the Seller in writing on or prior to such Settlement Date by the applicable Funding Agent for such Purchaser) and payable at the time and in the same order of priority that Discount is payable on such date pursuant to Section 1.4 or 1.5, as the case may be; it being understood that any Purchaser who receives a Breakage Fee pursuant to clause (y) of this Section 1.6(b)(ii)(A) on any Settlement Date, shall (or shall cause the applicable Funding Agent on its behalf), on or prior to the second Business Day following such Settlement Date on which such Breakage Fee was received, pay to the Seller an amount equal to the income, if any, received by such Purchaser (up to an amount not exceeding the applicable Breakage Fee paid with respect thereto), from investing the amounts received by it from the Seller to so reduce such Net Investment (or portion thereof) in accordance with this paragraph (A), as determined by the applicable Funding Agent, which determination shall be binding and conclusive absent manifest error. In addition, if any such reduction payment is made prior to the related Settlement Date, the amount of any such reduction shall be not less than $5,000,000 (with respect to payments made to any Purchaser) and shall be an integral multiple of $1,000,000, and the Net Investment of any Purchaser after giving effect to such reduction, if not reduced to zero, shall be not less than $5,000,000 and shall be in an integral multiple of $500,000, and

          (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period.

     Section 1.7. Fees. The Seller shall pay to each Funding Agent for the benefit of the Purchasers in the related Purchaser Group in accordance with the provisions set forth in Sections 1.4 and 1.5 certain fees in the amounts and on the dates set forth in one or more letters, dated the date hereof (or dated the date any such Purchaser becomes a party hereto pursuant to an Assumption Agreement, a Transfer Supplement or otherwise), among the Servicer, the Seller, and each applicable Funding Agent, respectively (as any such letter agreement may be amended, supplemented or otherwise modified from time to time, each, a "Fee Letter").

     Section 1.8. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon on the day when due in same day funds to the account designated to the Servicer at such time by the applicable Funding Agent. All amounts received after noon will be deemed to have been received on the next Business Day.

     (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law and not otherwise included within the definition of "Discount" or otherwise provided hereunder, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2% per annum above the Eurodollar Rate or Base Rate, as applicable, payable on demand.

     (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 days except with respect to Discount or other amounts calculated by reference to the Base Rate that shall be calculated on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

     Section 1.9. Increased Costs. (a) If any Funding Agent, any Purchaser, any Program Support Provider or any of their respective Affiliates (each an "Affected Person") reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of, or issue Letters of Credit in respect of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon written demand by such Affected Person (accompanied by the certificate referred to in the next sentence, with a copy to the applicable Funding Agent), the Seller shall promptly pay to the applicable Funding Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person. A certificate describing in reasonable detail such amounts and the basis for such Affected Person's demand for such amounts submitted to the Seller and the applicable Funding Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

     (b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the date hereof or
(ii) compliance with any guideline or request occurring after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon written demand by such Affected Person (accompanied by the certificate referred to in the next sentence, with a copy to the applicable Funding Agent), the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate describing, in reasonable detail, such amounts and the basis for such Affected Person's demand for such amounts submitted to the Seller and the applicable Funding Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

     (c) In determining the additional amounts necessary to compensate an Affected Person pursuant to clause (a) or (b) of this Section 1.9, such Affected Person may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     (d) Each Affected Person will promptly notify the Seller of any event of which it has knowledge that will entitle such Affected Person to compensation pursuant to this Section 1.9 and will use all reasonable efforts to take such action as it deems appropriate to avoid the need for, or reduce the amount of, such compensation that would not be otherwise disadvantageous to such Affected Person. For purposes of this Section 1.9, an Affected Person shall be deemed to have promptly notified the Seller of an event if such notice is given to the Seller within 6 months of the date such Affected Person obtains knowledge of such event.

     Section 1.10. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

          (i) subjects such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, taxes based in whole or part on receipts of such Affected Person (excluding taxes in the nature of sales and use taxes and withholding taxes), or franchise taxes imposed on such Affected Person, by any jurisdiction unless such Affected Person is subject to tax in such jurisdiction solely as a result of the transactions contemplated by this Agreement,

           (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder, or

          (iii) imposes on such Affected Person any other condition,

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Collateral Agent or Funding Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital (including by issuing or agreeing to issue any Letters of Credit), or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon written demand by such Affected Person (accompanied by the certificate hereinafter described, with a copy to the applicable Funding Agent), the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller describing in reasonable detail the amount and basis for the amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error. Each Affected Person will promptly notify the Seller of any event of which it has knowledge that will entitle such Affected Person to compensation pursuant to this Section 1.10 and will use all reasonable efforts to take such action as it deems appropriate to avoid the need for, or reduce the amount of, such compensation that would not be otherwise disadvantageous to such Affected Person. For purposes of this Section 1.10, an Affected Person shall be deemed to have promptly notified the Seller of an event if such notice is given to the Seller within 6 months of the date such Affected Person obtains knowledge of such event.

     Section 1.11. Inability to Determine Eurodollar Rate. If any Funding Agent shall have determined before the first day of any Settlement Period (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that:
(a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Settlement Period or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Funding Agent) of maintaining any Portion of Capital during such Settlement Period, such Funding Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller before the first day of such Settlement Period. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Alternate Rate determined by reference to the Eurodollar Rate unless and until such Funding Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (ii) with respect to any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Eurodollar Rate, such Alternate Rate shall, on the immediately succeeding Settlement Date, automatically be converted to the Alternate Rate determined by reference to the Base Rate at the respective last days of the then-current Settlement Periods relating to such Portions of Capital.

     Section 1.12. Sharing of Payments, etc. If any Purchaser (for purpose of this Section 1.12 only, a "Recipient") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any interest in the Purchased Interest owned by it in excess of its ratable share thereof, such Recipient shall forthwith purchase from the other Purchasers entitled to a share of such amount participations in the percentage interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person's ratable share (according to the proportion of (a) the amount of such other Person's required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

     Section 1.13. Expiration or Extension of Commitments. (a) For each of the first three years after the Closing Date, the Seller may request the extension of any Purchaser Group's Commitment Expiry Date for an additional three hundred and sixty four (364) days from any Purchaser Group's Commitment Expiry Date then in effect by providing the applicable Funding Agent with a written request for such extension no fewer than forty-five (45) days, but no more than sixty (60) days prior to the relevant anniversary of the Closing Date. The related Funding Agent shall provide written notice to each other Funding Agent and the Seller on or prior to the thirtieth (30th) day (the "Consent Date") following the applicable Funding Agent's actual receipt of such written request for extension of its desire to extend (any such Funding Agent's Purchaser Group, an "Extending Committed Purchaser") or not to so extend (any such Funding Agent's Purchaser Group, a "Non-Extending Committed Purchaser") such date.

     (b) If Purchaser Groups holding less than 100% of the aggregate Commitments of all Purchaser Groups consent to such extension, then the Seller may elect by written notice to the Funding Agents to either:

          (i) continue this receivables financing facility for such additional period with an aggregate Commitment equal to the then effective aggregate Commitment of all Purchaser Groups less the Commitment of the Non-Extending Committed Purchaser(s); or

          (ii) require any such Non-Extending Committed Purchaser(s) and the related Purchasers(s) to execute a Transfer Supplement in accordance with
Section 6.3(d) with respect to all of such Non-Extending Committed Purchaser(s) Commitment and their other interests, rights and obligations under this Agreement as follows:

          A. first, to any Committed Purchaser(s) who have consented to extend and agreed (each in its sole discretion at such time) to assume all the Non-Extending Committed Purchaser(s) Commitment(s) on a ratable basis,

          B. second, if all the Extending Committed Purchasers have not consented to and agreed to assume the Non-Extending Committed Purchaser(s) Commitment(s) on a ratable basis, to any Extending Committed Purchaser(s) on a non-ratable basis, and

          C. third, to the extent the Extending Committed Purchasers do not agree to assume the entire balance of the Commitments, to an additional Purchaser Group under and in accordance with the terms of Section 1.14;

provided, however, that (x) no such assignment shall conflict with any law, (y) each such assignment shall be at the Seller's cost and expense, and (z) the purchase price to be paid to each Non-Extending Committed Purchaser shall be an amount equal to the Net Exposure and accrued and unpaid Discount and Fees attributable to such Non-Extending Committed Purchaser.

     Section 1.14. Purchaser Groups and Purchasers. The Seller may (a) with the written consent of the Collateral Agent (not to be unreasonably withheld or delayed), add additional Persons as Purchasers to an existing Purchaser Group (with the prior written consent of the related Funding Agent) or (b) pursuant to and in accordance with the terms set forth in Section 1.1(c) or Section 1.13(b)(ii), cause an existing Purchaser Group to increase its Commitment in connection with a corresponding increase in the Facility Limit; provided, however, that the Commitment of any Purchaser Group may only be increased with the consent of the related Funding Agent or (c) pursuant to and in accordance with the terms set forth in Section 1.1(d), and subject to the proviso set forth in such clause, or Section 1.13(b)(ii) add one or more Purchaser Groups as parties hereto. Each new Purchaser Group shall become a party hereto by executing and delivering to each Funding Agent and the Seller an Assumption Agreement (each, an "Assumption Agreement") in the form of Exhibit VI hereto (which Assumption Agreement shall, in the case of any new Purchaser Group be executed by each Person (including the related Funding Agent) in such new Purchaser Group).

     Section 1.15. Obligations Several. Each Committed Provider's obligation hereunder shall be several, such that the failure of any Committed Provider to make a payment in connection with any Funded Purchase hereunder shall not relieve any other Committed Provider of its obligation hereunder to make payment (or issue Letters of Credit, as applicable) for any purchase. Further, if any Committed Provider fails to satisfy its obligation to make a purchase or issue a Letter of Credit as required hereunder, upon receipt of notice of such failure from the relevant Funding Agent, subject to the limitations set forth herein, the non-defaulting Committed Providers (but limited to the Committed Purchasers in the case of a purchase requested in cash, and limited to the LC Banks in the case of a purchase request in consideration for the issuance of one or more Letters of Credit) in such defaulting Committed Provider's Purchaser Group shall purchase the defaulting Committed Provider's portion of the related purchase pro rata in proportion to their relative Commitments (determined without regard to the Commitment of the defaulting Committed Purchaser; it being understood that a defaulting Committed Provider's Commitment of any purchase shall be first put to the Committed Providers related to such defaulting Committed Provider and thereafter if there are no other Committed Providers in its Purchaser Group or if such other Committed Providers are also defaulting Committed Providers, then such defaulting Committed Provider's portion of such purchase shall be put to each other Purchaser Group ratably and applied in accordance with this Section 1.15). Notwithstanding anything in this Section 1.15 to the contrary, no Committed Provider shall be required to make a purchase pursuant to this Section
1.15 for an amount which (a) would cause the aggregate Net Exposure (after giving effect to such purchase) of the related Purchaser Group to exceed the Commitment for such Purchaser Group or (b) would cause the sum of (i) the Capital plus (ii) the LC Aggregate Stated Amount to exceed the Facility Limit. Notwithstanding the foregoing, no Committed Purchaser shall ever be required to fund a purchase other than in cash, and no LC Bank shall ever be required to fund a purchase other than through the issuance of one or more Letters of Credit.

     Section 1.16.  Issuance of Letters of Credit.

     (a)  The Seller may, on a non-pro rata basis, request an LC Bank, upon two
(2) Business Days' prior written notice submitted on or before 11:00 a.m., to issue a Letter of Credit by delivering to the Funding Agent for the applicable LC Bank (with a copy to the Collateral Agent), an LC Bank's form of letter of credit application with such changes as are agreed by such LC Bank and the Seller (each "Letter of Credit Application"); and, such other certificates, documents and other papers and information as such LC Bank may reasonably request. The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with LC Bank upon any amendment, extension or renewal of any Letter of Credit.

     (b) Each Letter of Credit shall, among other things, (i) provide for written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein
(ii) and have an expiry date not later than eighteen (18) months after such Letter of Credit's date of issuance and in no event later than twelve (12) months after the related Purchaser Group's Commitment Expiry Date then in effect. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by an LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by an LC Bank, as determined by the applicable LC Bank.

     (c) The applicable Funding Agent shall promptly notify the related LC Bank, at its address for notices hereunder of the request by the Seller for a Letter of Credit hereunder, and shall provide such LC Bank with the Letter of Credit Application delivered to such Funding Agent by the Seller pursuant to paragraph (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m., on such day, on the next Business Day.

     Section 1.17.  Form of Letters of Credit.

     Subject to the terms and conditions hereof, an LC Bank shall issue or cause the issuance of Letters of Credit ("Letters of Credit") on behalf of Seller (and, if applicable, for the account of, the Originator in favor of such beneficiaries as the Originator may elect) in a form acceptable to the LC Bank; provided, however, that an LC Bank will not be required to issue or cause to be issued any Letter of Credit to the extent that the issuance of such Letter of Credit (a) would then cause the Net Exposure of the related Purchaser Group to exceed the Commitment of such Purchaser Group or (b) would then cause the sum of
(i) the Capital plus (ii) the requested LC Stated Amount (together with the LC Aggregate Stated Amount of all other Letters of Credit issued by all LC Banks) to exceed the Facility Limit or (c) would then cause the aggregate LC Stated Amounts (together with the aggregate LC Stated Amounts of all other Letters of Credit issued by such LC Bank) to exceed such LC Bank's LC Sub-Commitment. All amounts drawn upon Letters of Credit shall accrue Discount. Letters of Credit that have not been drawn upon shall not accrue Discount.

     Section 1.18.  Requirements For Issuance of Letters of Credit.

     The Seller shall authorize and direct the applicable LC Bank to name the Seller as the "Applicant" or "Account Party" of each Letter of Credit.

     Section 1.19. Disbursements, Reimbursement. Upon any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Bank will promptly notify the related Funding Agent, the Collateral Agent and the Seller of such request. If an LC Bank pays any amount under any Letter of Credit prior to 11:00 a.m. on any Drawing Date (as defined below), the Seller shall reimburse (such obligation to reimburse each applicable LC Bank shall sometimes be referred to as a "Reimbursement Obligation") such LC Bank prior to 2:00 p.m. on each date that an amount is paid by an LC Bank under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by an LC Bank. (Any cash collateral held by or on behalf of an LC Bank in respect of a Letter of Credit shall be applied to discharge the Seller's Reimbursement Obligation with respect thereto so long as any remaining cash collateral with respect to that Letter of Credit equals or exceeds any undrawn amount under that Letter of Credit following such application.) If an LC Bank pays any amount under any Letter of Credit on or after 11:00 a.m. on any Drawing Date, the Seller shall reimburse such LC Bank prior to 12:00 p.m. on the next Business Day occurring after the Drawing Date in an amount equal to the amount so paid by an LC Bank. If the Seller fails to reimburse an LC Bank for the full amount of any drawing under any Letter of Credit when due, the Seller shall be deemed to have requested that a Funded Purchase be made by a CP Conduit Purchaser or Committed Purchaser in such LC Bank's Purchaser Group to be disbursed on such date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment for such Purchaser Group; provided that if the amount so drawn under such Letter of Credit is less than $250,000 and cannot be funded by a CP Conduit Purchaser, the Seller shall be deemed to have requested that a Funded Purchase be made by a Committed Purchaser in such LC Bank's Purchaser Group, and for all purposes of this Agreement and each other Transaction Document, "Discount" with respect to such amount shall, notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, be calculated at a rate equal to the Eurodollar Rate plus 0.50%, or if the Eurodollar Rate is unavailable, at the Base Rate until the conditions to fund at the Eurodollar Rate have been satisfied. Any notice given by an LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     Section 1.20.  Documentation.

     The Seller agrees to be bound by the terms of each Letter of Credit Application. If there is a conflict between a Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the applicable LC Bank, such LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

     Section 1.21.  Determination to Honor Drawing Request.

     In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

     Section 1.22.  Nature of Reimbursement Obligations.

     Each LC Bank's obligation in accordance with this Agreement to make advances as a result of a drawing under one of its Letters of Credit and the obligations of the Seller to reimburse such an LC Bank upon a draw under such a Letter of Credit, shall be performed strictly in accordance with the terms of this Article I, including the following circumstances:

          (i) any set-off, counterclaim, recoupment, defense or other right which any Person may have against such LC Bank, the related Funding Agent or any other Purchaser in such LC Bank's Purchaser Group or any other Person for any reason whatsoever;

          (ii) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a Funded Purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;

          (iii) any lack of validity or enforceability of any Letter of Credit;

          (iv) any claim of breach of warranty that might be made by the Seller or such LC Bank against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller or such LC Bank may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), such LC Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

          (v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, even if such LC Bank or the related Funding Agent has been notified thereof;

          (vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

          (viii) any failure by the LC Bank or any of the LC Bank's Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

          (ix) any Material Adverse Effect on the Seller, the Originator or any Affiliates thereof;

          (x) any breach of this Agreement or any Transaction Document by any party thereto;

          (xi) the occurrence or continuance of an Event of Bankruptcy with respect to the Seller, the Originator or any Affiliate thereof;

          (xii) the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing; and

          (xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated.

     Section 1.23.  Liability for Acts and Omissions.

     As between the Seller, on the one hand, and the Collateral Agent, the applicable LC Bank, the related Funding Agent and the other members of the Purchaser Group for the applicable LC Bank, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Collateral Agent, the LC Banks, the related Funding Agents or any other Person shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) any claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Collateral Agent, any LC Bank or any related Funding Agent, including any dishonor of any Letter of Credit resulting from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, and none of the foregoing shall affect or impair, or prevent the vesting of, any of an LC Bank's rights or powers hereunder. None of the LC Bank, the applicable Funding Agent, the other members of the Purchaser Group for the LC Bank nor the Collateral Agent shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Bank; provided however that none of foregoing shall excuse the LC Bank from liability to the Seller, any Originator or any affiliate of any Originator to the extent of any direct damages suffered by the Seller, any Originator or any affiliate of any Originator that are caused by the LC Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of LC Bank, the LC Bank shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuing Bank may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

     Without limiting the generality of the foregoing, the Collateral Agent, each LC Bank, the related Funding Agents, each other Purchaser and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by an LC Bank or its Affiliates; and (iv) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located.

     Section 1.24. Termination of Letters of Credit. An LC Bank shall terminate a given Letter of Credit upon receipt of appropriate documentation from the beneficiary thereof or, upon the expiration thereof, and return to the Seller any cash collateral in excess of the aggregate LC Stated Amount.

                                   ARTICLE II.
                   REPRESENTATIONS AND WARRANTIES; COVENANTS;
                               TERMINATION EVENTS

     SECTION 2.1. Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV respectively.

     Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Collateral Agent (acting at the direction of each of the Funding Agents) may, by written notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that the Facility Termination Date shall automatically occur upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Collateral Agent, the Funding Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE III.
                                 INDEMNIFICATION

     SECTION 3.1. Indemnities by the Seller. Without duplicating any amounts otherwise payable by the Seller pursuant to Sections 1.9 and 1.10 of this Agreement, and without limiting any other rights that the Collateral Agent, the Funding Agents, the Purchasers, any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments or issuances of Letters of Credit, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents (including any successor Servicer appointed by the Funding Agents pursuant to Section 4.1(a)) or counsel, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables, or (c) any overall net income taxes, taxes based in whole or part on receipts (excluding taxes in the nature of sales and use taxes and withholding taxes), or franchise taxes imposed on such Indemnified Party by any jurisdiction unless such Indemnified Party is subject to tax in such jurisdiction solely as a result of the transactions contemplated by this Agreement). Subject to the exclusions set forth in the preceding sentence, but without otherwise limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

          (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Monthly Report to be true and correct, or the failure of any other information provided to the Collateral Agent, any Purchaser or any Funding Agent with respect to Receivables or this Agreement to be true and correct,

          (ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects,

          (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

          (iv) the failure to vest in the Collateral Agent (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or
(B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

          (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Funded Purchase or reinvestment or issuance of a Letter of Credit or at any subsequent time,

          (vi) any dispute, claim, offset or defense of an Obligor (other than discharge in bankruptcy of such Obligor) to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or by any agent or independent contractor retained by the Seller),

          (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

          (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

          (ix) the commingling of Collections at any time with other funds,

          (x) the use of proceeds of purchases or reinvestments or the issuance of any Letters of Credit by the Seller, or

          (xi) any reduction in Capital (or any applicable Net Exposure) as a result of the distribution of Collections pursuant to Section 1.4, 1.5 or 1.6, if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

     Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Collateral Agent, the Funding Agents, the Purchasers or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in a Monthly Report to be true and correct, or the failure of any other information provided to the Collateral Agent, any Funding Agent or any Purchaser by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

     Section 3.3. Defense of Claims. (a) Promptly after the receipt by an Indemnified Party or Parties of a notice of the commencement of any action, suit, proceeding, investigation or claim against such Indemnified Party or Parties as to which it proposes to demand indemnification from the Seller or Servicer (either or both such parties, as applicable, the "Indemnifying Party" or "Parties") pursuant to Section 3.1 or 3.2, as applicable, such Indemnified Party or Parties shall notify the Indemnifying Party or Parties in writing of the commencement thereof; but the failure so to notify the Indemnifying Party or Parties will not relieve such Indemnifying Party or Parties from any liability which such Indemnifying Party or Parties may have to such Indemnified Party or Parties pursuant to Section 3.1 or 3.2, as applicable, unless and to the extent that such failure results in a material impairment of the Indemnifying Party or Parties ability to defend such action, suit, proceeding, investigation or claim in accordance with the terms of this Section 3.3. After such notice, if (i) an Indemnifying Party or Parties shall acknowledge (without prejudice to any exclusion of Indemnified Amounts as a result of an Indemnified Party's gross negligence or willful misconduct pursuant to Section 3.1 or 3.2) in writing to such Indemnified Party or Parties that such Indemnifying Party or Parties shall be obligated to indemnify such Indemnified Party or Parties for any Indemnified Amounts described in Section 3.1 or 3.2, as applicable, with respect to such action, suit, proceeding, investigation or claim, (ii) the defendants in, or targets of, any such action, suit, proceeding, investigation or claim include both the Indemnifying Party or Parties and any such Indemnified Party or Parties, and (iii) no Termination Event or Unmatured Termination Event shall have occurred and be continuing, the Indemnifying Party or Parties, to the extent that it or they shall wish, jointly with such Indemnified Party or Parties, shall be entitled to participate therein in defense of such action, suit, proceeding or investigation, and the Indemnifying Party or Parties and such Indemnified Party or Parties shall cooperate in the defense thereof and shall retain counsel reasonably satisfactory to the Indemnifying Party or Parties and such Indemnified Party or Parties to undertake the joint defense of such Indemnifying Party or Parties and such Indemnified Party or Parties at such Indemnifying Party's or Parties' cost, risk and expense. If (i) in the reasonable opinion of such Indemnified Party or Parties, the engagement of such counsel would present a conflict of interest that would prevent such counsel from effectively undertaking such joint defense, (ii) such Indemnified Party or Parties reasonably conclude that there may be legal defenses available to it or them that are different from or in addition to those available to such Indemnifying Party or Parties, (iii) such Indemnifying Party or Parties fail to employ counsel reasonably satisfactory to such Indemnified Party or Parties in a timely manner, or (iv) a Termination Event or Unmatured Termination Event shall have occurred and be continuing, then such Indemnified Party or Parties may employ separate counsel to represent or defend it or them in any such action, suit, proceeding or investigation and such Indemnifying Party or Parties shall pay all fees, expenses and disbursements of such counsel; provided, however, that in no event shall such Indemnifying Party or Parties be liable for the fees, expenses and disbursements of more than one counsel representing all Indemnified Parties that are related to the same Funding Agent and that are parties to the same action, suit, proceeding, investigation or claim.

     (b) No Indemnifying Party shall (i) without the prior written consent of the relevant Indemnified Party or Parties (which consent shall not be unreasonably withheld or delayed) settle or compromise or consent to the entry of any judgment with respect to any pending action, suit, proceeding, investigation or claim in respect to which indemnification or contribution may be sought hereunder (whether or not the relevant Indemnified Party or Parties are actual or potential parties to such claim) unless such settlement, compromise or consent includes an unconditional release of each relevant Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or (ii) be liable for any settlement of any such action affected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any action, the Indemnifying Parties agree to indemnify and hold harmless any Indemnified Party from and against any indemnified amounts (subject to the terms of Sections 3.1 and 3.2) relating thereto.

     If there is a dispute between any Indemnified Party or Parties, on the one hand, and any Indemnifying Party, on the other hand, as to whether such Indemnifying Party or Indemnified Party is acting reasonably in objecting to any proposed settlement, compromise or consent, such dispute shall be resolved through binding arbitration in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association. There shall be a single arbitrator to be selected by mutual agreement of such Indemnified Party or Parties and such Indemnifying Party or Parties (or if such parties cannot agree on an arbitrator, by an arbitrator selected by a federal or state court located in the City of New York). Any such arbitration must be commenced not later than 30 days after the date such dispute arose.

                                   ARTICLE IV.
                         ADMINISTRATION AND COLLECTIONS

     SECTION 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this
Section 4.1. Until the Funding Agents give notice to USS (in accordance with this Section 4.1) of the designation of a new Servicer, USS is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of a Termination Event, the Funding Agents may designate as Servicer any Person (including itself) to succeed USS or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

     (b)  Upon the designation of a successor Servicer as set forth in clause
(a), USS agrees it will terminate its activities as Servicer hereunder in a manner that the Funding Agents reasonably determine will facilitate the transition of the performance of such activities to the new Servicer, and USS shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

     (c) USS acknowledges that, in making their decision to execute and deliver this Agreement, the Collateral Agent, each Funding Agent and each Purchaser have relied on USS's agreement to act as Servicer hereunder. Accordingly, USS agrees that it will not voluntarily resign as Servicer.

     (d) The Servicer may with the prior written consent of the Funding Agents, delegate its duties and obligations hereunder to any subservicer (each a "Sub-Servicer"); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Collateral Agent, each Funding Agent and each Purchaser shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Funding Agents may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer).

     Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of the Seller and the Purchasers, the amount of the Collections to which each is entitled in accordance with Article
I. The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond 60 days and not more than once with respect to any such Pool Receivable) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchasers, the Collateral Agent or the Funding Agents under this Agreement and (ii) if a Termination Event has occurred and USS or an Affiliate thereof is serving as the Servicer, USS or such Affiliate may make such extension or adjustment only upon the prior written approval of the Funding Agents. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Collateral Agent (individually and for the benefit of the Purchasers and the Funding Agents), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Funding Agents may direct the Servicer (whether the Servicer is USS or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) any Funding Agent believes in good faith that the failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

     (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over the collections of any indebtedness that is not a Pool Receivable to the Person to whom such indebtedness is owed, less, if USS or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than USS or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

     (c)  The Servicer's obligations hereunder shall terminate on the later of:
(i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchasers, the Funding Agents, the Collateral Agent, and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

     After such termination, if USS or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

     Section 4.3. Establishment and Use of Certain Accounts. (a) On or prior to the Closing Date, the Seller shall execute and deliver to the relevant Lock-Box Banks and the Funding Agents the Lock-Box Letters with respect to the Lock-Box Accounts listed on Schedule II. The Lock-Box Accounts shall be the only accounts used to receive Collections with respect to the Pool Receivables from the related Obligors. The Servicer shall on each day on which Collections of Pool Receivables are received in the Lock-Box Accounts cause such Collections to be transferred from the Lock-Box Accounts into the Concentration Account.

     (b) On or prior to the Closing Date, the Seller shall have entered into a Concentration Account Agreement with the Concentration Account Bank and deliver an original counterpart thereof to the Funding Agents. Any amount in the Concentration Account may be invested by the Seller (or Servicer on the Seller's behalf) in Permitted Investments; provided, however, that such investments shall mature not later than the Settlement Date immediately succeeding such Permitted Investments and any such Permitted Investments shall be credited to a securities account (as defined in the applicable UCC) over which the Collateral Agent for the benefit of the Purchasers shall have a first priority perfected Security interest. All income or other gain from investment of monies deposited in the Concentration Account shall be deposited in the Concentration Account immediately upon receipt thereof, and any loss resulting from Permitted Investments shall be charged to the Concentration Account.

     (c) The Collateral Agent has established the Collection Account which shall be used to accept the transfer of Collections of Pool Receivables from the Concentration Account pursuant to Article I and for such other purposes described in the Transaction Documents and the Collateral Agent with the consent or at the direction of the Funding Agents shall have the exclusive right to withdraw funds therefrom. On the Closing Date, the Collateral Agent shall release (or authorize the bank maintaining the Collection Account to release) to the Seller an amount equal to $2,500,000 (plus accrued and unpaid interest thereon), solely to the extent such amount is on deposit in the Collection Account.

     So long as no Termination Event shall have occurred and be continuing, all or any portion of the amounts on deposit in the Collection Account shall be invested by the Collateral Agent at the Servicer's written direction in one or more Permitted Investments. All income or other gain from investment of monies deposited in the Collection Account shall be deposited in the Collection Account immediately upon receipt thereof, and any loss resulting from Permitted Investments shall be charged to the Collection Account. The maximum permissible maturity of any Permitted Investment shall be not later than the Settlement Date immediately succeeding such Permitted Investment.

     (d) Upon the occurrence and during the continuation of a Termination Event, the Collateral Agent with the consent or at the direction of the Funding Agents may at any time thereafter give notice to each Lock-Box Bank, the Concentration Account Bank and the Collection Account Bank that the Collateral Agent is exercising its rights under the Lock-Box Letters, the Concentration Account Agreement and the Collection Account Agreement, as applicable, to do any or all of the following: (i) to have the exclusive ownership and control of the Accounts transferred to the Collateral Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Accounts redirected pursuant to the Collateral Agent's instructions, and (iii) to take any or all other actions permitted under the applicable Lock-Box Letter, the Concentration Account Agreement and the Collection Account Agreement, as applicable. The Seller hereby agrees that if the Collateral Agent at any time takes any action set forth in the preceding sentence, the Collateral Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Collateral Agent or any Funding Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Collateral Agent.

     Section 4.4. Enforcement Rights. (a) At any time following the occurrence and during the continuation of a Termination Event:

          (i) the Funding Agents may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Collateral Agent or its designee,

          (ii) the Funding Agents may give notice of the Purchaser's interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Collateral Agent or its designee, and

          (iii) the Collateral Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Collateral Agent or its designees at a place selected by the Collateral Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Funding Agents and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.

     (b) The Seller hereby authorizes the Collateral Agent, and irrevocably appoints the Collateral Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Collateral Agent, with the consent or at the direction of the Funding Agents, after the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

     Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Collateral Agent, Funding Agents or any Purchaser shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller or Servicer.

     (b) USS hereby agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, USS shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that USS conducted such data-processing functions while it acted as the Servicer.

     Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee (the "Servicing Fee") equal to 1.0% per annum of the daily average Outstanding Balance of the Pool Receivables. The Purchasers' share of such fee shall be paid through the distributions contemplated by Sections 1.4 and 1.5, and the Seller's share of such fee shall be paid by the Seller.

     (b) If the Servicer ceases to be USS or an Affiliate thereof, the successor Servicer shall be paid a fee in the amount specified by such successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer. The Purchasers' share of such fee shall be paid through the distributions contemplated by Sections 1.4 and 1.5, and the Seller's share of such fee shall be paid by the Seller.

                                   ARTICLE V.
                                   THE AGENTS

     SECTION 5.1. Appointment and Authorization. (a) Each Purchaser and Funding Agent (including each Purchaser and Funding Agent that may from time to time become a party hereto) hereby irrevocably designates and appoints BNS as the "Collateral Agent" hereunder and authorizes the Collateral Agent to take such actions and to exercise such powers as are delegated to the Collateral Agent hereby and to exercise such other powers as are reasonably incidental thereto, including the execution and delivery on the date hereof by the Collateral Agent (on behalf of such Purchaser and/or Funding Agent) of the Intercreditor Agreement, and taking all such action by it thereunder for the benefit of the Purchasers and Funding Agents pursuant to the terms thereof.
The Collateral Agent shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Collateral Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Funding Agent, and no implied obligations or liabilities shall be read into this Agreement, any other Transaction Document or the Intercreditor Agreement, or otherwise exist, against the Collateral Agent. The Collateral Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement, the Intercreditor Agreement or any other Transaction Document to the contrary, in no event shall the Collateral Agent ever be required to take any action which exposes the Collateral Agent to personal liability or which is contrary to the provision of any Transaction Document, the Intercreditor Agreement or applicable law.

     (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Funding Agent for such Purchaser on the signature pages hereto or in any agreement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Funding Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Funding Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Funding Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Funding Agent or the Collateral Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Funding Agent shall be read into this Agreement or otherwise exist against such Funding Agent.

     (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Funding Agents, the Collateral Agent and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Funding Agent, the Collateral Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Funding Agent which is not the Funding Agent for such Purchaser.

     (d) In performing its functions and duties hereunder, the Collateral Agent shall act solely as the agent of the Purchasers and the Collateral Agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Funding Agent shall act solely as the agent of its respective Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Funding Agent or the Collateral Agent, or any of their respective successors and assigns.

     Section 5.2. Delegation of Duties. The Collateral Agent may, with the consent of the Funding Agents, execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible to the Funding Agents or any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     Section 5.3. Exculpatory Provisions. None of the Funding Agents, the Collateral Agent or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Purchasers (or in the case of each Funding Agent, the Purchasers relating to such Funding Agent) that have a majority of the aggregate Commitments of the Purchasers or the Funding Agents or (ii) in the absence of such Person's gross negligence or willful misconduct. The Collateral Agent shall not be responsible to any Purchaser or Funding Agent for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document or the Intercreditor Agreement, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation it may have under any Transaction Document to which it is a party, (iv) the satisfaction of any condition specified in Exhibit II or (v) the failure of any party to the Intercreditor Agreement (other than the Collateral Agent acting in such capacity) to perform any obligation it may have thereunder. The Collateral Agent shall not have any obligation to any Purchaser or Funding Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, any Originator or any of their Affiliates.

     Section 5.4. Reliance by Agents. (a) Each Funding Agent and the Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Collateral Agent or any such Funding Agent. Each Funding Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers (or in the case of each Funding Agent, the Purchasers relating to such Funding Agent) that have a majority of the aggregate Commitment of all such Purchasers, and assurance of its indemnification, as it deems appropriate.

     (b) With regard to the Purchasers and the Funding Agents, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Funding Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Collateral Agent and Funding Agents.

     (c) Related Purchasers within any group of Purchasers that have a common Funding Agent and that have a majority of the Commitment of all such related Purchasers shall be entitled to request or direct the related Funding Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. With regard to the Purchasers and the Funding Agents, such Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Funding Agent's related Purchasers.

     (d) Unless otherwise advised in writing by a Funding Agent or by any Purchaser on whose behalf such Funding Agent is purportedly acting, each party to this Agreement may assume that (i) such Funding Agent is acting for the benefit of each of the Purchasers for which such Funding Agent is identified herein (or in any Assumption Agreement or Transfer Supplement) as being the Funding Agent, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Funding Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Funding Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Funding Agent.

     Section 5.5. Notice of Termination Events. Neither any Funding Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Person has received notice from any Purchaser, Funding Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. If the Collateral Agent receives such a notice, it shall promptly give notice thereof to each Funding Agent whereupon each such Funding Agent shall promptly give notice thereof to its Purchasers. If a Funding Agent receives such a notice (other than from the Collateral Agent), it shall promptly give notice thereof to the Collateral Agent. The Collateral Agent shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Funding Agents unless such action otherwise requires the consent of all Purchasers), but until the Collateral Agent receives such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Collateral Agent deems advisable and in the best interests of the Purchasers and Funding Agents.

     Section 5.6. Non-Reliance on Collateral Agent, Funding Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Collateral Agent, the Funding Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent, or any Funding Agent hereafter taken, including any review of the affairs of the Seller, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Collateral Agent or such Funding Agent, as applicable. Each Purchaser represents and warrants to the Collateral Agent and the Funding Agents that, independently and without reliance upon the Collateral Agent, Funding Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Collateral Agent shall not have any duty or responsibility to provide any Funding Agent with any information concerning the Seller, Servicer or the Originators or any of their Affiliates that comes into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     Section 5.7. Collateral Agent, Funding Agents and Purchasers. Each of the Purchasers, the Collateral Agent, the Funding Agents and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, USS, Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Funding Agents and the Collateral Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms "Purchaser" and "Purchasers" shall include each of the Funding Agents and the Collateral Agent in their individual capacities.

     Section 5.8. Indemnification. Each Committed Provider shall indemnify and hold harmless the Collateral Agent (but solely in its capacity as Collateral Agent) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or Servicer and without limiting the obligation of the Seller or Servicer to do so), ratably in accordance with their respective Commitments and LC Sub-Commitments, as the case may be, from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Collateral Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Collateral Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Collateral Agent or such Person as finally determined by a court of competent jurisdiction); provided, that in the case of each Purchaser that is a commercial paper conduit, such indemnity shall be provided solely to the extent of amounts received by such Purchaser under this Agreement which exceed the amounts required to repay such Purchaser's outstanding Notes. Notwithstanding anything in this Section 5.8 to the contrary, each of the Collateral Agent, each Funding Agent and each Purchaser hereby covenants and agrees that it shall not institute against, or join any other Person in instituting against, any CP Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Note issued by such CP Conduit Purchaser is paid in full.

     Section 5.9. Successor Collateral Agent. The Collateral Agent may, upon at least thirty (30) days notice to the Seller and each Purchaser and Funding Agent, resign as Collateral Agent. Such resignation shall not become effective until a successor Collateral Agent is appointed by the Funding Agents (and, unless such appointment is to an existing Funding Agent or Purchaser, such successor Collateral Agent has been consented to by the Seller, such consent not to be unreasonably withheld) and has accepted such appointment. Upon such acceptance of its appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Collateral Agent's resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent.

                                   ARTICLE VI.
                                  MISCELLANEOUS

     SECTION 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by each of the Majority Funding Agents; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the securitization program of any CP Conduit Purchaser, no such material amendment shall be effective until the Rating Agency Condition shall have been satisfied with respect thereto; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment owing to such Purchaser or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount owing to such Purchaser, (C) reduce any fees payable to the Collateral Agent, any Funding Agent or such Purchaser pursuant to the applicable Fee Letter, (D) change the amount of Net Investment of such Purchaser, such Purchaser's pro rata share of the Purchased Interest or such Committed Purchaser's Commitment or extend either the Facility Termination Date or the related Purchaser Group's Commitment Expiry Date then in effect, (E) amend, modify or waive any provision of the definition of "Majority Funding Agents" or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of "Eligible Receivable," "Loss Reserve," "Loss Reserve Percentage," "Dilution Reserve," "Dilution Reserve Percentage", "Termination Event", "Classified Obligor," "Designated Obligor," "Concentration Percentage," "Concentration Reserve Percentage," "Concentration Reserve," "Excluded Obligor," "Excess Concentration," or "Special Obligor" or
(H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No amendment or modification to Article V or to any other provision that affects or otherwise relates to the rights, duties, obligations or liabilities of the Collateral Agent shall be effective without the prior written consent of the Collateral Agent. No failure on the part of the Collateral Agent, the Purchasers or the Funding Agents to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Collateral Agent shall provide each Rating Agency with a copy of each amendment to or waiver or consent under this Agreement promptly following the effective date thereof.

     Section 6.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage-prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

     Section 6.3. Assignability. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Seller nor the Servicer may assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Funding Agents. Each CP Conduit Purchaser may assign, participate, grant security interests in or otherwise transfer all or any portion of the Purchased Interest held by it to any bank or other financial institution providing liquidity support to such CP Conduit Purchaser in connection with its commercial paper program (each, a "Liquidity Bank") or any other Program Support Provider with respect to such CP Conduit Purchaser without prior notice to or consent from the Seller, the Servicer, any Originator, any other party or any other condition or restriction of any kind.

     (b) Conduit Assignees. Each CP Conduit Purchaser may, from time to time with prior or concurrent notice to the Seller, the Funding Agent for such CP Conduit Purchaser and the Collateral Agent, assign all or any portion of such CP Conduit Purchaser's interest in the Purchased Interest (and its related Committed Purchasers) and its rights and obligations under this Agreement and any other Transaction Document to which it is a party to a Conduit Assignee with respect to such CP Conduit Purchaser. Upon such assignment by a CP Conduit Purchaser to a Conduit Assignee, (A) the related administrative or managing agent for such Conduit Assignee will act as the Funding Agent for such Conduit Assignee hereunder, (B) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to such CP Conduit Purchaser and its related Committed Purchasers herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee), (C) such Conduit Assignee shall assume all of such CP Conduit Purchaser's obligations hereunder or under any other Transaction Document (whenever created, whether before or after such assignment) with respect to the assigned portion of the CP Conduit Purchaser's interest in the Purchased Interest and such CP Conduit Purchaser shall be released from all such obligations, (D) all distributions to such CP Conduit Purchaser hereunder with respect to the assigned portion of the CP Conduit Purchaser's interest shall be made to such Conduit Assignee, (E) the definition of the term "CP Rate" shall be determined on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than such CP Conduit Purchaser), (F) the defined terms and other terms and provisions of this Agreement and other Transaction Documents shall be interpreted in accordance with the foregoing, and (G) if requested by any Funding Agent or administrative or managing agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents (including amendments to this Agreement) and take such other actions as the Funding Agents or such administrative agent may reasonably request to evidence and give effect to the foregoing.

     (c) Participations. Any Committed Provider may, with the consent of the applicable Funding Agent and in the ordinary course of its business and its accordance with applicable law, at any time sell to one or more Persons (each, a "Participant") participating interests in its rights and obligations hereunder and under the Transaction Documents. Notwithstanding any such sale by a Committed Provider of participating interests to a Participant, such Committed Provider's rights and obligations under this Agreement shall remain unchanged, such Committed Provider shall remain solely responsible for the performance hereof, and each CP Conduit Purchaser, the Collateral Agent and the Funding Agents shall continue to deal solely and directly with such Committed Provider in connection with such Committed Provider's rights and obligations under this Agreement and the other Transaction Documents. Each Committed Provider agrees that any agreement between such Committed Provider and any such Participant in respect of such participating interest shall not restrict such Committed Provider's right to agree to any amendment, supplement, waiver or modification to this Agreement.

     (d)  Assignments.

          (i) Any Committed Purchaser may at any time and from time to time, upon the prior written consent of the related CP Conduit Purchaser, if any, and the Funding Agents, and, if the Purchaser is not an Affiliate of or otherwise related to the selling Committed Purchaser and is not an existing Committed Purchaser, the prior written consent of the Seller (which consent shall not be unreasonably withheld), assign to one or more accredited investors or other Persons all or any part of its rights and obligations under this Agreement and the other Transaction Documents pursuant to a supplement to this Agreement, substantially in the form of Exhibit VII hereto (each, a "Transfer Supplement"), executed by the Purchaser, such selling Committed Purchaser, the related CP Conduit Purchaser, if any, and, if applicable, the Seller; and provided, however, that (A) any such assignment cannot be for an amount less than the lesser of (1) $10,000,000 and (2) such selling Committed Purchaser's Commitment and (B) each Purchaser must be a financial institution with a short-term rating by the Rating Agencies at least equal to the rating by each such Rating Agency on the Notes of the related CP Conduit Purchaser, if any.

          (ii) Each of the Committed Purchasers agrees that if it ceases to have short-term debt ratings at least equal to the ratings then assigned to the Notes of the related CP Conduit Purchaser by the Rating Agencies, or, if such Committed Purchaser does not have short-term debt which is rated by the Rating Agencies, if the parent corporation of such Committed Purchaser has rated short-term debt, such parent corporation ceases to have short-term debt ratings at least equal to the ratings then assigned to the Notes of the related CP Conduit Purchaser by the Rating Agencies (each, an "Affected Committed Purchaser"), such Affected Committed Purchaser shall be obliged, at the request of the related CP Conduit Purchaser and the related Funding Agent, to assign all of its rights and obligations hereunder to (x) one or more other Committed Purchasers selected by such CP Conduit Purchaser and the related Funding Agent which are willing to accept such assignment, or (y) another financial institution having short-term debt ratings at least equal to the ratings then assigned to the Notes of the related CP Conduit Purchaser by the Rating Agencies nominated by the related Funding Agent and consented to by such CP Conduit Purchaser (which consent shall not be unreasonably withheld) and the Collateral Agent, and willing to participate in this facility through the then current scheduled Facility Termination Date in the place of such Affected Committed Purchaser; provided that (i) the Affected Committed Purchaser receives payment in full of all outstanding Net Investment and LC Aggregate Stated Amounts and accrued Discount, if any, of such Person and any other amounts due and owning to such Affected Committed Purchaser under this Agreement and the other Transaction Documents and
(ii) such nominated financial institution, if not an existing Committed Purchaser, satisfies all the requirements of this Agreement.

          (iii) Upon (A) execution of a Transfer Supplement, (B) delivery of an executed copy thereof to the related CP Conduit Purchaser, the Collateral Agent and the Seller, (C) payment, if applicable, by the Purchaser to such selling Committed Purchaser of an amount equal to the purchase price agreed between such selling Committed Purchaser and the Purchaser and (D) if required by the documents governing any applicable CP Conduit Purchaser's commercial paper program, receipt by such CP Conduit Purchaser of confirmation from each Rating Agency that such action will not cause the downgrade or withdrawal of the then current rating on such CP Conduit Purchaser's Notes, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and the purchaser shall, for all purposes, be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the CP Conduit Purchasers, the Committed Purchasers or the Funding Agents shall be required. The amount of the assigned portion of the selling Committed Purchaser's share of the related Net Investment allocable to the Purchaser shall be equal to the transferred percentage (as set forth in the Transfer Supplement) of such selling Committed Purchaser's share of the related Net Investment that is transferred thereunder regardless of the purchase price paid therefor. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of the Purchaser as a Committed Purchaser and the resulting adjustment of the selling Committed Purchaser's Commitment arising from the purchase by the Purchaser of all or a portion of the selling Committed Purchaser's rights, obligations and interest hereunder.

     (e) Without limiting any other rights that may be available under applicable law, the rights of the Purchasers hereunder may be enforced through such Purchaser or by its agents.

     Section 6.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, execution, delivery and administration (including the internal audits by any Funding Agent or their agents pursuant to Exhibit IV hereto) of this Agreement, the other Transaction Documents and the other documents and agreements (including, without limitation, the preparation, execution and delivery of each Letter of Credit Application and the issuance of each Letter of Credit hereunder) to be delivered hereunder (and all reasonable and documented out-of-pocket costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Collateral Agent, each Funding Agent, each Purchaser and their respective Affiliates and agents with respect thereto and with respect to advising each such Person and its respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs), if any, of the Collateral Agent, each Funding Agent, each Purchaser and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

     (b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, if any, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     Section 6.5. No Proceedings; Limitation on Payments. (a) Each of the Seller,the Servicer, the Collateral Agent, each Funding Agent, each assignee of thePurchased Interest or any interest therein, hereby covenants and agrees that itwill not institute against, or join any other Person in instituting against, any CP Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing
Note issued by such CP Conduit Purchaser is paid in full. The provision of this
Section 6.5 shall survive any termination of this Agreement.

     (b) Notwithstanding any provisions contained in this Agreement to the contrary, no CP Conduit Purchaser shall, or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such CP Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay Notes when due and (ii) after giving effect to such payment, either (x) such CP Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such CP Conduit Purchaser's securitization program or (y) all Notes of such CP Conduit Purchaser are paid in full. Any amount that such CP Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in 101 of the Bankruptcy Code) against or company obligation of such CP Conduit Purchaser for any such insufficiency unless and until such CP Conduit Purchaser satisfies the provisions of clauses (i) and (ii) of this Section 6.5(b).

     Section 6.6. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT
MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     Section 6.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

     Section 6.8. Survival of Termination. The provisions of Sections 1.8, 1.9, 1.22, 3.1, 3.2, 3.3, 5.8, 6.4, 6.5, 6.6, 6.9, 6.12 and 6.13 shall survive any termination of this Agreement.

     Section 6.9.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO WAIVES
THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

     Section 6.10. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     Section 6.11. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

     Section 6.12. Purchaser's Liabilities. The obligations of each Purchaser and each Funding Agent under the Transaction Documents are solely the obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director or incorporator of such Person; provided, however, that this Section 6.12 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.

     Section 6.13. Confidentiality. Unless otherwise required by applicable law, each of the Seller and Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts hereof and thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to each Funding Agent, (b) the Seller's legal counsel and auditors if they agree to hold it confidential and (c) in filings made under securities laws. Unless otherwise required by applicable law, each of the Collateral Agent, each Purchaser, and each Funding Agent agrees to maintain the confidentiality of all non-public information regarding the Seller, USS and its Subsidiaries; provided that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to USS, (ii) legal counsel and auditors of the Collateral Agent, each Purchaser, and each Funding Agent if they agree to hold it confidential, (iii) the rating agencies rating the Notes of each CP Conduit Purchaser to the extent such information relates to the Receivables Pool or the transactions contemplated by this Agreement, or if not so related, upon obtaining the prior consent of USS (such consent not to be unreasonably withheld), (iv) any Program Support Provider or potential Program Support Provider to the extent such information relates to the Receivables Pool or the transactions contemplated by this Agreement, or if not so related, upon obtaining the prior written consent of USS (such consent not to be unreasonably withheld), (v) any placement agent placing the Notes of any CP Conduit Purchaser, and (vi) any regulatory authorities having jurisdiction over the Collateral Agent, the Funding Agents, the Purchasers, any Program Support Provider or any Liquidity Bank.

     Section 6.14. Agent Conflict Waiver. Each of the Collateral Agent and the Funding Agents, respectively, acts in various capacities with respect to the maintenance and administration of the commercial paper program of its related CP Conduit Purchaser (including, administrative agent for such CP Conduit Purchaser, as issuing and paying agent, as provider of other backup facilities, and may provide other services or facilities from time to time, the "Agent Roles"). Each of the parties hereto hereby acknowledges and consents to any and all Agent Roles, waives any objections it may have to any actual or potential conflict of interest caused by any such Funding Agent acting as the Funding Agent for its related CP Conduit Purchaser or as a related Committed Purchaser or as a liquidity or credit support provider under such CP Conduit Purchaser's commercial paper program and acting as or maintaining any of the Agent Roles, and agrees that in connection with any Agent Role, such Funding Agent may take, or refrain from taking, any action which it in its discretion deems appropriate.

     Section 6.15. Interpretation. Capitalized terms used in this Agreement and the other Transaction Documents shall, unless otherwise defined, have the meanings ascribed to them in Exhibit I attached hereto. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to times of day refer to "eastern standard time" as defined in 15 USC 263 as modified by 15 USC 260a unless provided otherwise.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              UNITED STATES STEEL CORPORATION,
                              as initial Servicer


                              By:    /s/ L. T. Brockway
                                     ------------------
                              Name:  L. T. Brockway
                              Title: Vice President & Treasurer

                              Address:

                              United States Steel Corporation
                              600 Grant Street
                              Pittsburgh, Pennsylvania 15219-4776
                              Attention: Assistant Treasurer - Cash & Banking Telephone No.: (412) 433-4759
                              Facsimile No.: (412) 433-4567


                              U. S. STEEL RECEIVABLES LLC,
                              as Seller


                              By:    /s/ G. P. Schmidt
                                     -----------------
                              Name:  G. P. Schmidt
                              Title: Treasurer

                              Address:

                              U. S. Steel Receivables LLC
                              501 Silverside Road, Suite 53
                              Wilmington, Delaware 19809

                              With a copy to:

                              United States Steel Corporation
                              600 Grant Street
                              Pittsburgh, Pennsylvania 15219-4776
                              Attention: Assistant Treasurer - Cash & Banking Telephone No.: (412) 433-4759
                              Facsimile No.: (412) 433-4567
                              THE PURCHASER GROUPS:

                              LIBERTY STREET FUNDING CORP.,
                              as a CP Conduit Purchaser

                              By:    /s/ Bernard J. Angelo
                                     ---------------------
                              Name:  Bernard J. Angelo
                              Title: Vice President

                              Address:

                              Liberty Street Funding Corp.
                              c/o Global Securitization Services, LLC
                              114 West 47th Street
                              New York, New York 10036
                              Attention: Andrew L.  Stidd
                              Telephone No.: (212) 302-5151
                              Facsimile No.: (212) 302-8767

                              With a copy to:

                              The Bank of Nova Scotia
                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Darren Ward
                              Telephone No.: (212) 225-5264
                              Facsimile No.: (212) 225-5274


                              THE BANK OF NOVA SCOTIA,
                              as a Committed Purchaser for Liberty Street
                              Funding Corp.

                              By:    /s/ Norman Last
                                     ---------------
                              Name:  Norman Last
                              Title: Managing Director

                              Address:

                              The Bank of Nova Scotia
                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Darren Ward
                              Telephone No.: (212) 225-5264
                              Facsimile No.: (212) 225-5274
                              THE BANK OF NOVA SCOTIA,
                              as LC Bank for the Purchaser Group for which The Bank of Nova Scotia acts as Funding Agent


                              By:    /s/ Norman Last
                                     ---------------
                              Name:  Norman Last
                              Title: Managing Director

                              Address:

                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Darren Ward
                              Telephone No.: (212) 225-5264
                              Facsimile No.: (212) 225-5274
                              LC Sub-Commitment:  $125,000,000


                              THE BANK OF NOVA SCOTIA,
                              as Funding Agent for Liberty Street Funding Corp., as CP Conduit Purchaser and The Bank of Nova Scotia, as Committed Purchaser and as LC Bank


                              By:    /s/ Norman Last
                                     ---------------
                              Name:  Norman Last
                              Title: Managing Director

                              Address:

                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Darren Ward
                              Telephone No.: (212) 225-5264
                              Facsimile No.: (212) 225-5274
                              Commitment for its Purchaser Group: $375,000,000 MARKET STREET FUNDING LLC, as a CP Conduit Purchaser


                              By:    /s/ Doris J. Hearn
                                     ------------------
                              Name:  Doris J. Hearn
                              Title: Vice President

                              Address:  Market Street Funding LLC
                                        c/o AMACAR Group, LLC
                                        6525 Morrison Boulevard, Suite 318
                                        Charlotte, NC  28211
                                        Attention:   Doug Johnson
                                        Telephone:   704-365-0569
                                        Facsimile:   704-365-1362


                              With a copy to:

                              PNC Bank, National Association
                              One PNC Plaza, 26th Floor
                              249 Fifth Avenue
                              Pittsburgh, PA  15222-2707
                              Attention: John T. Smathers
                              Telephone No.:  412-762-6440
                              Facsimile No.:   412-762-9184


                              PNC BANK, NATIONAL ASSOCIATION, as Committed
                              Purchaser for Market Street Funding LLC


                              By:    /s/ David B. Gookin
                                     -------------------
                              Name:  David B. Gookin
                              Title: Senior Vice President

                              Address:
                              PNC Bank, National Association
                              One PNC Plaza, 2nd Floor
                              Pittsburgh, PA 15222-2707
                              Attention:   David B. Gookin
                              Telephone: 412-762-4815
                              Facsimile:  412-705-3232



                              With a copy to:

                              PNC Bank, National Association
                              One PNC Plaza, 26th Floor
                              249 Fifth Avenue
                              Pittsburgh, PA  15222-2707
                              Attention: John T. Smathers
                              Telephone No.:  412-762-6440
                              Facsimile No.:   412-762-9184


                              PNC BANK, NATIONAL ASSOCIATION, as LC Bank for the Purchaser Group for which PNC Bank, National Association, acts as Funding Agent


                              By:    /s/ David B. Gookin
                                     -------------------
                              Name:  David B. Gookin
                              Title: Senior Vice President

                              Address:
                              PNC Bank, National Association
                              One PNC Plaza, 2nd Floor
                              Pittsburgh, PA 15222-2707
                              Attention:   David B. Gookin
                              Telephone: 412-762-4815
                              Facsimile:  412-705-3232
                              LC Sub-Commitment: $125,000,000

                              With a copy to:

                              PNC Bank, National Association
                              One PNC Plaza, 26th Floor
                              249 Fifth Avenue
                              Pittsburgh, PA  15222-2707
                              Attention: John T. Smathers
                              Telephone No.:  412-762-6440
                              Facsimile No.:   412-762-9184



                              PNC BANK, NATIONAL ASSOCIATION, as Funding Agent for Market Street Funding LLC, as CP Conduit Purchaser and PNC Bank, National Association, as Committed Purchaser and LC Bank


                              By:    /s/ John T. Smathers
                                     --------------------
                              Name:  John T. Smathers
                              Title: Vice President

                              Address:
                              PNC Bank, National Association
                              One PNC Plaza, 26th Floor
                              249 Fifth Avenue
                              Pittsburgh, PA  15222-2707
                              Attention:  John T. Smathers
                              Telephone:  412-762-6440
                              Facsimile:  412-762-9184
                              Commitment for its Purchaser Group: $125,000,000


                              THE BANK OF NOVA SCOTIA,
                              as Collateral Agent


                              By:    /s/ Norman Last
                                     ---------------
                              Name:  Norman Last
                              Title: Managing Director

                              Address:

                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Darren Ward
                              Telephone No.: (212) 225-5264
                              Facsimile No.: (212) 225-5274

                                    EXHIBIT I
                                   DEFINITIONS

     As used in the Agreement (including its Exhibits, Schedules and Annexes) and each other Transaction Document, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in the Exhibits, Annexes and Schedules are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

     "Accounts" means, the Lock-Box Account(s), the Concentration Account and/or the Collection Account, as applicable.

     "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any of the foregoing in favor of the Seller or the Collateral Agent (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

     "Affected Person" has the meaning set forth in Section 1.9 of the Agreement.

     "Affiliate" means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to any CP Conduit Purchaser, Affiliate shall mean the holder(s) of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

     "Agreement" has the meaning set forth in the preamble.

     "Alternate Rate" for any Settlement Period for any Net Investment (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (a) 1.50% per annum above the Eurodollar Rate for such Settlement Period, or, if the Eurodollar Rate is then unavailable, (b) the Base Rate for such Settlement Period; provided, however, that the "Alternate Rate" for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Eurodollar Rate (or if for any reason, the Eurodollar Rate is unavailable at such time, the Base Rate) in effect on such day.

     "Assumption Agreement" has the meaning set forth in Section 1.14 of the Agreement.

     "Attorney Costs" means and includes all reasonable fees and disbursements of any external counsel, which fees, disbursements and costs shall be set forth in reasonably detailed statements.

     "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.), as amended from time to time or any successor statute.

     "Base Rate" means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

          (a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Funding Agent as its "reference rate". Such "reference rate" is set by the applicable Funding Agent based upon various factors, including the applicable Funding Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

          (b)   0.50% per annum above the latest Federal Funds Rate.

     "Benefit Plan" means any employee benefit pension plan as defined in
Section 3(2) of ERISA in respect of which the Seller, any Originator or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

     "Business Day" means any day (other than a Saturday or Sunday) on which:
(a) banks are not authorized or required to close in New York, New York and (b) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

     "Capital" means, at any time, the sum of the aggregate outstanding amount of the Net Investment of each Purchaser at such time.

     "Change in Control" means that USS ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims.

     "Classified Obligor" means each Person requested by the Seller and the Servicer pursuant to a written notice in substantially the form of Annex D attached hereto, solely to the extent that such Person is approved as a "Classified Obligor" by the Collateral Agent and each Funding Agent, as evidenced by a written notice in substantially the form of Annex E attached hereto.

     "Closing Date" means September 27, 2006.

     "Collateral Agent" has the meaning set forth in the preamble to the Agreement.

     "Collection Account" means that certain bank account numbered 2520-18 maintained at The Bank of Nova Scotia which is (i) identified as the "USS Collection Account," (ii) pledged, on a first-priority basis, to the Collateral Agent pursuant to Section 1.2(d), and (iii) governed by a Collection Account Agreement.

     "Collection Account Agreement" means a letter agreement among, inter alia, the Seller and the Collection Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

     "Collection Account Bank" means the bank maintaining the Collection
Account.

     "Collections" means, with respect to any Pool Receivable: (a) all funds that are received by the Seller, the Servicer or any Originator in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

     "Commitment" means, with respect to any Purchaser Group, at any time, (i) the amount set forth below the signature of the Funding Agent for such Purchaser Group, as the maximum purchase commitment of the Purchasers in such Purchaser Group or (ii) the amount set forth in any Assumption Agreement or Transfer Supplement pursuant to which a Purchaser Group becomes a party to the Agreement, in each case: (x) as such amounts may be increased or reduced from time to time pursuant and in accordance with the terms of the Agreement and the other Transaction Documents, and (y) which shall be inclusive of the LC Sub-Commitment for the related LC Bank for such Purchaser Group.

     "Commitment Expiry Date" means, for any Committed Purchaser and its Purchaser Group September 25, 2009 or as extended in accordance with the terms hereof.

     "Committed Provider" means each Committed Purchaser and each LC Bank.

     "Committed Purchasers" has the meaning set forth in the preamble to the Agreement.

     "Company Notes" has the meaning set forth in the Purchase and Sale
Agreement.

     "Concentration Account" means that certain bank account numbered 069-3695, maintained at Mellon Bank, N.A. which is (i) pledged on a first priority basis, to the Collateral Agent pursuant to Section 1.2(d), and (ii) governed by the Concentration Account Agreement.

     "Concentration Account Agreement" means the blocked account agreement among, inter alia, the Seller and the Concentration Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

     "Concentration Account Bank" means the bank maintaining the Concentration Account.

     "Concentration Percentage" means: (a) for any Group A Obligor, 16%, (b) for any Group B Obligor, 8%, (c) for any Group C Obligor, 4%, (d) for any Group D Obligor, 4% and (e) if such Obligor is a Special Obligor, such percentage as has been so designated in writing by the Funding Agents to the Seller as the "Concentration Percentage" for such Obligor; provided, however, that the Funding Agents may, if the Rating Agency Condition is satisfied, approve higher Concentration Percentages for selected Obligors.

     "Concentration Reserve" means, at any time the product of (i) sum of (x) the aggregate Capital at such time plus (y) the LC Aggregate Stated Amount multiplied by (ii) the Concentration Reserve Percentage divided by (iii) 1, minus the Concentration Reserve Percentage at such time.

     "Concentration Reserve Percentage" means, at any time, 16%.

     "Conduit Assignee" shall mean, with respect to any CP Conduit Purchaser, any commercial paper conduit that issues commercial paper rated at least A-1 by Standard & Poor's and P-1 by Moody's administered by the Funding Agent with respect to such CP Conduit Purchaser and designated by such Funding Agent to accept an assignment from such CP Conduit Purchaser of such CP Conduit Purchaser's rights and obligations pursuant to Section 5.3 of the Agreement.

     "Consent Date" has the meaning set forth in Section 1.13 of the Agreement.

     "Contract" means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

     "CP Conduit Purchaser" has the meaning set forth in the preamble to the Agreement.

     "CP Conduit Purchaser Termination Event" means, with respect to any CP Conduit Purchaser, any of such CP Conduit Purchaser's Program Support Providers (or the entity administering or servicing such CP Conduit Purchaser's commercial paper program) shall have given it notice that an event of default has occurred and is continuing under their respective commercial paper program agreements with such CP Conduit Purchaser and/or that such event of default requires such CP Conduit Purchaser to stop issuing Notes (or otherwise obtaining funds from any such source) to fund or maintain its interest in the Purchased Interest.

     "CP Rate" means, for any CP Conduit Purchaser and for any Settlement Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Funding Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such CP Conduit Purchaser, other borrowings by such CP Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Funding Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such CP Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Portion of Capital for such Settlement Period, the applicable Funding Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in the Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Settlement Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the "interest component" of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its "interest component" will equal the amount of interest accruing on such Notes through maturity) or (b) or any other rate designated as the "CP Rate" for such CP Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a CP Conduit Purchaser to the Agreement, or any other writing or agreement provided by such CP Conduit Purchaser to the Seller, the Servicer and Funding Agents from time to time.

     "Credit and Collection Policy" means, as the context may require, those receivables credit and collection policies and practices of the Seller or any Originator in effect on the Closing Date and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

     "Days' Sales Outstanding" means, for any calendar month, an amount computed as of the last day of such month equal to: (a) the Outstanding Balance of all Pool Receivables as of the last day of such month, divided by (b) (i) the aggregate amount of new Receivables generated by the Originators during the three calendar months ended on or before the last day of such month, divided by
(ii) 90.

     "Debt" means, without duplication: (a) indebtedness for borrowed money,
(b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

     "Deemed Collections" has the meaning set forth in Section 1.6 of the Agreement.

     "Default Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance (excluding credit balances) of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate amount of Receivables generated by the Originators during the calendar month that is three calendar months prior to such calendar month; provided that the aggregate Outstanding Balance of all Pool Receivables that are Defaulted Receivables as of the last day of each calendar month with respect to which the related Obligors are Designated Obligors shall not be included in the calculation of this ratio.

     "Defaulted Receivable" means a Receivable:

          (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, or

          (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or
     (ii) which has been, or, consistent with the Credit and Collection Policy would be, written off the Seller's books as uncollectible.

     "Delinquency Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by
(b) the Net Receivables Pool Balance on such day; provided that the aggregate Outstanding Balance of all Pool Receivables that are Delinquent Receivables as of the last day of each calendar month with respect to which the related Obligors are Designated Obligors shall not be included in the calculation of this ratio.

     "Delinquent Receivable" means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for more than 30 days from the original due date for such payment.

     "Designated Obligor" means a Classified Obligor that the Seller has, by written notice to the Collateral Agent and each Funding Agent, declared as a Designated Obligor; it being understood that once a Person becomes a "Designated Obligor" hereunder, it shall continue to be classified as such until such time as the Collateral Agent and each Funding Agent consent to any de-classification.

     "Dilution Horizon" means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate amount of Receivables generated by the Originators during the last calendar month by (b) the Net Receivable Pool Balance on such day.

     "Dilution Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.6(a)(i) of the Agreement during such calendar month (excluding such amounts related to Receivables the Obligors of which are Designated Obligors) by (b) the aggregate amount of Receivables generated by the Originators during the immediately preceding calendar month (excluding such amounts related to Receivables the Obligors of which are Designated Obligors generated by the Originators during such period).

     "Dilution Reserve" means, on any date, an amount equal to (a) the sum of the Capital at the close of business of the Servicer on such date plus the LC Aggregate Stated Amount at the close of business of the Servicer on such date multiplied by (b)(i) the Dilution Reserve Percentage on such date divided by
(ii) 1.0 minus the Dilution Reserve Percentage on such date.

     "Dilution Reserve Percentage" means on any date, the greater of: (a) 3% and
(b) the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) the Reserve Adjustment Factor times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Spike Factor.

     "Discount" means:

          (a) for the Portion of Capital for any Settlement Period to the extent the applicable Purchaser will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

                             CPR x C x ED/360 + YPF

          (b) for the Portion of Capital for any Settlement Period to the extent the applicable Purchaser will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes or, to the extent an LC Bank has made a Funded Purchase, in connection with any drawing under a Letter of Credit, which accrues Discount pursuant to Section 1.2(e) of the
     Agreement:

                             AR x C x ED/Year + YPF

     where:

          AR    =    the applicable Alternate Rate for the Portion of
                     Capital for such Settlement Period,

          C     =    the relevant Portion of Capital during such Settlement
                     Period,

          CPR   =    the applicable CP Rate for the Portion of Capital,

          ED    =    the actual number of days during such Settlement
                     Period,

          Year  =    if such Portion of Capital is funded based
                     upon: (i) the Eurodollar Rate, 360 days, and (ii) the Base
                     Rate, 365 or 366 days, as applicable, and

          YPF   =    the Yield Protection Fee, if any, for the Portion of
                     Capital for such Settlement Period;

provided, however, that during the occurrence and continuance of a Termination Event, the CP Rate shall not be available and Discount for the Portion of Capital shall be determined for each day in a Settlement Period using a rate equal to 2.00% per annum above the Eurodollar Rate (or, if for any reason, the Eurodollar Rate is not then available, the Base Rate) in effect on such day; provided, further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

     "Drawing Date" has the meaning set forth in Section 1.19 of the Agreement.

     "Eligible Receivable" means, at any time, a Pool Receivable:

          (a) the Obligor of which is (i) a United States resident,(ii) not a government or a governmental subdivision, affiliate or agency, (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement, (iv) not an Affiliate of the Seller or any Originator or any Affiliate of the Seller or any Originator (other than a Joint Venture Obligor), and (v) not a Designated Obligor,

          (b) that is denominated and payable only in U.S. dollars in the United States,

          (c) that does not have a stated maturity which is more than 64 days after the original invoice date,

          (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator's business,

          (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

          (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

          (g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, provided that (i) undisputed amounts with respect to any Receivable shall, solely to the extent that such Receivable satisfies each of the other criteria set forth in this definition, be an Eligible Receivable up to such undisputed amount and (ii) any Receivable subject to potential offset shall, solely to the extent that such Receivable satisfies each of the other criteria set forth in this definition, be an Eligible Receivable so long as no actual offset has been applied with respect thereto.

          (h) that satisfies all applicable requirements of the Credit and Collection Policy,

          (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

          (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

          (k) for which the Collateral Agent (for the benefit of the Purchasers) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

          (l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

          (m) that is not a Defaulted Receivable,

          (n) for which none of the Seller, the Servicer or any Originator thereof has established any offset arrangements with the related Obligor,

          (o) for which Defaulted Receivables of the related Obligor do not exceed 35% of the Outstanding Balance of all such Obligor's Receivables, and

          (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Seller, the Servicer or any Originator.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "ERISA Affiliate" means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or the Servicer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Servicer, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, Servicer, any Originator or any corporation described in clause (a) or any trade or business described in clause (b).

     "Eurodollar Rate" means, for any Purchaser and for any Settlement Period,
(a) an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                       LIBOR
                    -----------------------------------------
                    100% - Eurodollar Rate Reserve Percentage

where "Eurodollar Rate Reserve Percentage" means, for any Settlement Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Settlement Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to "Eurocurrency" funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Settlement Period, or (b) any other rate designated as the "Eurodollar Rate" for such Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party to the Agreement as a Purchaser, or any other writing or agreement provided by such Purchaser to the Seller, the Servicer and the Funding Agents from time to time.

     "Event of Bankruptcy" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     "Excess Concentration" means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage, for such Obligor, multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

     "Excluded Obligor" means any of: (a) USS--POSCO Industries, (b) Metro Metals Corporation, (c) TPSS Acquisition Corporation, (d) Clairton 1314B Partnership, L.P. or (e) any other Person, if such Person is approved in writing as an "Excluded Obligor" by the Funding Agents.

     "Extending Committed Purchaser" has the meaning set forth in Section 1.13 of the Agreement.

     "Facility Limit" means at any time, the aggregate of the Commitments of all Purchaser Groups at such time (which amount shall initially total $500,000,000), as such amount may be increased or reduced pursuant to the Agreement.
References to the unused portion of the Facility Limit shall mean, at any time, the Facility Limit minus the sum of the then outstanding Capital plus the LC Aggregate Stated Amount.

     "Facility Termination Date" means the earliest to occur of: (a) with respect to any Committed Purchaser (and the CP Conduit Purchasers related thereto, if any), the then scheduled Commitment Expiry Date with respect to such Purchaser, (b) the date determined pursuant to Section 2.2 of the Agreement and,
(c) the date the Facility Limit reduces to zero pursuant to Section 1.1(b) of the Agreement.

     "Federal Funds Rate" means, with respect to any Purchaser, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the applicable Funding Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. on that day by each of three leading brokers of Federal funds transactions in New York City selected by the applicable Funding Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

     "Fee Letter" has the meaning set forth in Section 1.7 of the Agreement.

     "Fees" means the fees payable by the Seller pursuant to each Fee Letter.

     "Funded Purchase" shall mean a purchase or deemed purchase of undivided interests in the Purchased Interest under the Agreement which (i) is paid for in cash (other than through reinvestment of Collections pursuant to Section 1.4(b) of the Agreement), (ii) treated as a Funded Purchase pursuant to Section 1.2(e) of the Agreement and/or any of the provisions set forth in Sections 1.16 through
1.24 of the Agreement or (iii) without double counting any of the amounts described in clause (i) or (ii), of this definition, is the result of the issuance of Notes by a CP Conduit Purchaser, pursuant to the Agreement or otherwise, the proceeds of which are used to reimburse draws on the related LC Bank under any Letter of Credit, whether on, prior to or after the date any such draw is treated as or deemed to be a Funded Purchase under the Agreement.

     "GAAP" means the generally accepted United States accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Group A Obligor" means any Obligor with a short-term rating of at least:
(a) "A-1" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "A+" or better by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-1" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "A1" or better by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities.

     "Group B Obligor" means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) "A-2" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "BBB+" to "A" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-2" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "Baa1" to "A2" by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities.

     "Group C Obligor" means an Obligor, not a Group A Obligor or Group B Obligor, with a short-term rating of at least: (a) "A-3" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "BBB-" to "BBB" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-3" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "Baa3" to "Baa2" by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities."

     "Group D Obligor" means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

     "Incremental Transfer" has the meaning set forth in Section 1.2 of the Agreement.

     "Indemnified Amounts" has the meaning set forth in Section 3.1 of the Agreement.

     "Indemnified Party" has the meaning set forth in Section 3.1 of the Agreement.

     "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of May 20, 2003 (as amended, supplemented or otherwise modified from time to time), among The Bank of Nova Scotia, as Receivables Collateral Agent and as a Funding Agent, JPMorgan Chase Bank, N.A., as Lender Agent and as a Funding Agent, U. S. Steel Receivables LLC and United States Steel Corporation.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

     "Joint Venture Obligor" means Pro-Tec Coating Company and each other Person notified from time to time by the Seller to the Funding Agents, if such Person is approved in writing as "Joint Venture Obligors" by the Funding Agents and the Rating Agency Condition is satisfied with respect thereto.

     "LC Aggregate Stated Amount" shall mean, at any time, the then aggregate undrawn amount of all outstanding Letters of Credit issued by all LC Banks.

     "LC Bank" has the meaning set forth in the preamble to the Agreement.

     "LC Collateral Account" means the account designated as the LC Collateral Account established and maintained by the applicable Funding Agent (for the benefit of the related LC Bank), or such other account as may be so designated as such by such Funding Agent to the Collateral Agent and the Seller.

     "LC Stated Amount" shall mean, at any time with respect to an LC Bank, the then-undrawn amount of a Letter of Credit issued by such LC Bank.

     "LC Sub-Commitment" means, the "LC Sub-Commitment" of each LC Bank party hereto as set forth under its name on the signature pages to the Agreement or as set forth in any Assignment Agreement or Transfer Supplement pursuant to which it and the other members of its Purchaser Group became a party hereto.

     "Letter of Credit" shall mean any outstanding letter of credit issued by an LC Bank for the account of the Seller pursuant to the Agreement.

     "Letter of Credit Application" has the meaning set forth in Section 1.16 of the Agreement.

     "LIBOR" means, with respect to any Purchaser, the rate of interest per annum determined by the applicable Funding Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum determined by the applicable Funding Agent as the rate of interest at which dollar deposits in the approximate amount of the Portion of Capital to be funded at the Eurodollar Rate during such Settlement Period would be offered by major banks in the London interbank market to such Funding Agent at its request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Settlement Period.

     "Liquidity Agreement" means, with respect to each CP Conduit Purchaser, an agreement pursuant to which certain Liquidity Banks agree to provide liquidity support to such CP Conduit Purchaser in connection with the Notes issued to fund or maintain its Net Investment hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

     "Liquidity Bank" has the meaning set forth in Section 6.3(a) of the Agreement.

     "Lock-Box Account" means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

     "Lock-Box Bank" means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

     "Lock-Box Letter" means a letter, in form and substance reasonably acceptable to the Funding Agents, which provides the relevant Lock-Box Bank with notice of the Purchasers' interest in the amounts on deposit in the related Lock-Box Account and acknowledges control of such account by the Collateral Agent.

     "Loss Reserve" means, on any date, an amount equal to (a) the sum of the Capital at the close of business of the Servicer on such date plus the LC Aggregate Stated Amount at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 1 minus the Loss Reserve Percentage on such date.

     "Loss Reserve Percentage" means, on any date, (i) the product of (x) the Reserve Adjustment Factor times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (y) the aggregate amount of Receivables generated by the Originators during the four most recent calendar months divided by (ii) the Net Receivables Pool Balance on such date.

     "Majority Funding Agents" means, at any time, the Funding Agent(s) which in their related Purchaser Groups have Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Committed Purchasers in all Purchaser Groups; provided, however, that so long as any one Committed Purchaser's Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then "Majority Funding Agents" shall mean a minimum of two Funding Agents which in their related Purchaser Group have Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Committed Purchasers in all Purchaser Groups.

     "Material Adverse Effect" means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

          (a) the ability of any such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

          (b) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectability of a material portion of the Pool Receivables, or

          (c) the status, perfection, enforceability or priority of the Collateral Agent's or the Seller's interest in the Pool Assets.

     "Monthly Report" means a report, in substantially the form of Annex B to the Agreement, furnished to each Funding Agent pursuant to the Agreement.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Exposure" means, with respect to each Purchaser Group at any date of determination, an aggregate amount equal to (a) the aggregate Net Investment of the Purchasers in such Purchaser Group at such time plus (b) the aggregate LC Stated Amount for the LC Bank for such Purchaser Group at such time less any sums in the applicable LC Collateral Account that serve as cash collateral to secure one or more Letters of Credit of such LC Bank.

     "Net Investment" means, for each Purchaser, the amount paid to the Seller in connection with Funded Purchases in respect of the Purchased Interest (including pursuant to Section 1.2(e) of the Agreement) by such Purchaser pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case reduced from time to time by Collections distributed and applied on account of such Net Investment pursuant to Section 1.4, 1.5 or 1.6 of the Agreement; provided, that if such Net Investment shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Net Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

     "Net Receivables Pool Balance" means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

     "Non-Extending Committed Purchaser" has the meaning set forth in Section
1.13 of the Agreement.

     "Notes" means short-term promissory notes issued, or to be issued, by any CP Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

     "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

     "Originators" has the meaning set forth in the Purchase and Sale Agreement.

     "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

     "Permitted Investments" shall mean:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's and Moody's; and

     (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, BNS or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     "Pool Assets" has the meaning set forth in Section 1.2(d) of the Agreement.

     "Pool Receivable" means a Receivable in the Receivables Pool.

     "Portion of Capital" means, with respect to any Purchaser, any separate portion of such Purchaser's Net Investment being funded or maintained by such Purchaser (or its successors or permitted assigns) by reference to a particular interest rate basis.

     "Program Support Agreement" means and includes, with respect to any Purchaser, each Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of such Purchaser, (b) the issuance of one or more surety bonds for which such Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to such Purchaser in connection with such Purchaser's receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the applicable Funding Agent).

     "Program Support Provider" means and includes any Liquidity Bank and any other Person (other than any customer of the applicable CP Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.

     "Purchase and Sale Agreement" means, that certain Purchase and Sale Agreement dated as of November 28, 2001, among the Seller, USS, as initial Servicer and each of the Originators from time to time party hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

     "Purchased Interest" means, at any time, the undivided percentage ownership interest of the Purchasers in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

                 Capital + LC Aggregate Stated Amount + Total Reserves
                 -----------------------------------------------------
                          Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section
1.3 of the Agreement.

     "Purchaser" means, whether singly or in the aggregate, the CP Conduit Purchasers, the Committed Purchasers and the LC Banks.

     "Purchaser Group" means for any Purchaser, such Purchaser, the related Funding Agent and each of the other Purchasers for whom such Funding Agent acts in such capacity.

     "Purchaser Group Funded Share" shall mean, with respect to each CP Conduit Purchaser and each Committed Purchaser at any time of determination, a fraction (expressed as a percentage), (a) the numerator of which is equal to the unused portion of the related Purchaser Group's Commitment at such time and (b) the denominator of which is equal to the sum of all unused Commitments of all Purchaser Groups at such time.

     "Rating Agency Condition" means, with respect to any event or occurrence, receipt by the applicable CP Conduit Purchaser (if required by the documents governing its commercial paper program) of written confirmation from Standard & Poor's and Moody's that such event or occurrence shall not cause the rating on the then outstanding Notes to be downgraded or withdrawn.

     "Receivable" means any indebtedness and other obligations owed to the Seller or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor (other than an Excluded Obligor) whether constituting an account, chattel paper, instrument or general intangible arising in connection with the sale of goods or the rendering of services by any Originator or the Seller and includes the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that the term "Receivable" shall not include any such indebtedness or right to payment arising in connection with the sale of goods by the Seller or any such Originator that are shipped by or on behalf of such Originator to or at the direction of the related Obligor to an ultimate destination that is not a state within the United States. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

     "Receivables Pool" means, at any time, all of the then outstanding Receivables purchased by the Seller or contributed to the Seller pursuant to the Purchase and Sale Agreement.

     "Related Security" means, with respect to any Receivable:

          (a) all of the Seller's and the applicable Originator's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

          (b) all instruments and chattel paper that may evidence such Receivable,

          (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

          (d) all of the Seller's and the applicable Originator's rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

          (e) all of the Seller's rights, interests and claims under the Purchase and Sale Agreement.

     "Reserve Adjustment Factor" means 2.

     "Seller" has the meaning set forth in the preamble to the Agreement.

     "Servicer" has the meaning set forth in the preamble to the Agreement.

     "Servicing Fee" shall mean the fee referred to in Section 4.6 of the Agreement.

     "Servicing Fee Amount" at any time means the sum of (a) the then accrued and unpaid Servicing Fee plus (b) the product of (i) the Outstanding Balance of Pool Receivables at such time, times (ii) the product of (x) the Servicing Fee Rate multiplied by (y) a fraction, the numerator of which is 1.5 times the Days' Sales Outstanding (calculated on the last day of the most recent preceding calendar month) and the denominator of which is 360.

     "Servicing Fee Rate" shall mean the per annum rate payable pursuant to
Section 4.6 to any Servicer that becomes a successor Servicer hereunder.

     "Settlement Date" means (a) prior to the Facility Termination Date, the last day of each calendar month (or if such day is not a Business Day, then the next following Business Day) and (b) on and after the Facility Termination Date, each day selected from time to time by the Funding Agents (it being understood that the Funding Agents may select such Settlement Date to occur as frequently as daily), or, in the absence of any such selection, the day which would be the Settlement Date pursuant to clause (a) of this definition.

     "Settlement Period" for each Portion of Capital means: (a) before the Facility Termination Date: (i) initially the period commencing on (and including) the date hereof and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Funding Agents or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

     "Special Obligor" means an Obligor, so designated in writing by the Funding Agents and set forth on Schedule IV to the Agreement, and with respect to which each of Moody's and Standard & Poor's shall have provided a notice in writing to each Funding Agent (if required by the documents governing the commercial paper program of such Funding Agent's related CP Conduit Purchaser, if any) to the effect that the inclusion of such Obligor as a Special Obligor with the proposed Concentration Percentage will not result in the downgrading or withdrawal of such rating agencies' current rating of such related CP Conduit Purchaser's Notes; it being understood that (i) if the short-term debt rating any such Special Obligor by either Moody's or Standard & Poor's shall cease to be at least equal to the rating assigned by such rating agency to such related CP Conduit Purchaser's Notes, if any, such Obligor shall cease to be a Special Obligor under the Agreement, (ii) the Seller may request from time to time that the Funding Agents designate additional Obligors as Special Obligors and
(iii) if, at any time, the long-term debt rating of General Motors Corporation falls below BBB+ by Standard & Poor's or A3 by Moody's, General Motors Corporation shall cease to be a Special Obligor under the Agreement.

     "Spike Factor" means on any date, the product of (i) the positive difference, if any, between: (a) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (b) the arithmetic average of the Dilution Ratios for such twelve months, times (ii) (a) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (b) the arithmetic average of the Dilution Ratios for such twelve months.

     "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

     "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

     "Termination Day" means: (a) each day on which the conditions set forth in
Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

     "Termination Event" has the meaning specified in Exhibit V to the Agreement.

     "Total Reserves" means, at any time, an amount equal to the sum of (i) the Yield Reserve, plus (ii) the Servicing Fee Amount, plus (iii) the greater of (x) the sum of the Loss Reserve plus Dilution Reserve and (y) the Concentration Reserve.

     "Transaction Documents" means the Agreement, the Lock-Box Letter(s), the Concentration Account Agreement and the Collection Account Agreement, each Fee Letter, the Purchase and Sale Agreement, any applicable Company Notes and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

     "Transfer" means any Incremental Transfer or reinvestment under the terms of the Agreement.

     "Transfer Price" means the amount requested from the Purchasers by the Seller in connection with any Incremental Transfer.

     "Transfer Supplement" has the meaning set forth in Section 6.3(d) of the Agreement.

     "Triggered Receivables" means any (i) Defaulted Receivables and (ii) Receivables of an Obligor that has failed to make payments for borrowed money in an aggregate amount of $5,000,000 or more when due and following the expiration of any applicable grace period.

     "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

     "Unmatured Termination Event" means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

     "USS Credit Agreement" means that certain Credit Agreement, dated as of May 20, 2003 and as amended and restated as of October 22, 2004 (as further amended, supplemented or otherwise modified from time to time), among USS, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, co-syndication agent and swingline lender, General Electric Capital Corporation, as co-collateral agent and co-syndication agent, and the various other agents and the lenders (including certain of the purchasers and/or their Affiliates) from time to time party thereto.

     "USS Security Agreement" means that certain Security Agreement, dated as of May 20, 2003 and as amended and restated as of October 22, 2004 (as further amended, supplemented or otherwise modified from time to time), between USS and JPMorgan Chase Bank, N.A., as collateral agent, executed in connection with the USS Credit Agreement.

     "Yield Protection Fee" means, for any Settlement Period, with respect to any Net Investment, to the extent that (i) any payments are made by the Seller to a Purchaser (including payments made in accordance with the proviso in Section 1.6(b)(iii)) in respect of such Net Investment hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Net Investment or (ii) any failure by the Seller to borrow, continue or prepay any Net Investment on the date specified in the related purchase notice delivered pursuant to Section
1.2 of the Agreement, the amount, if any, of the additional Discount related to such Net Investment that would have accrued through the maturity date of such Notes or other instruments or obligations on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts); it being understood that any Purchaser who receives any Yield Protection Fee as part of the Discount payable to it on any Settlement Date, shall (or shall cause the applicable Funding Agent on its behalf), on or prior to the second Business Day following such Settlement Date on which such Yield Protection Fee was received, pay to the Seller an amount equal to the income, if any, received by such Purchaser (up to an amount not exceeding the applicable Yield Protection Fee paid with respect thereto), from investing the amounts received by it from the Seller to so reduce such Net Investment (or portion thereof) or such amounts not so borrowed, as determined by the applicable Funding Agent, which determination shall be binding and conclusive absent manifest error.

     "Yield Reserve" means, at any time:

                    ( BR/360  x 1.5 (DSO)) x (Capital + ASA)


     where:

          ASA  =    the LC Aggregate Stated Amount at such time;

          BR   =    the Base Rate in effect at such time, and

          DSO  =    Days' Sales Outstanding.


     Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                   EXHIBIT II
                             CONDITIONS OF PURCHASES


     1. Conditions Precedent to Initial Funded Purchase or Initial Issuance of Letter of Credit. The initial Funded Purchase or initial issuance of a Letter of Credit under this Agreement is subject to the following conditions precedent that the Funding Agents shall have received on or before the date of such initial Funded Purchase or issuance of a Letter of Credit, each in form and substance (including the date thereof) satisfactory to the Funding Agents:

     (a) A counterpart of the Agreement, the other Transaction Documents and the Intercreditor Agreement duly executed by the parties thereto.

     (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller and Servicer authorizing the execution, delivery and performance by it, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the organizational documents of such Person.

     (c) A certificate of the Secretary or Assistant Secretary of each of the Seller and Servicer certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Funding Agents receive a subsequent incumbency certificate from such Person, the Funding Agents shall be entitled to rely on the last such certificate delivered.

     (d) Copies of proper financing statements, duly filed under the UCC on or before the date of such initial Funded Purchase or issuance of a Letter of Credit in such jurisdictions that are necessary or desirable in order to perfect the interests of the Collateral Agent contemplated by the Agreement.

     (e) Copies of any proper UCC termination statements necessary to release all security interests and other similar rights of any Person in the Receivables, Contracts or Related Security previously granted by the Seller or any Originator.

     (f) Completed UCC search reports, dated on or shortly before the date of the initial Funded Purchase or issuance of a Letter of Credit hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (d) of this Section 1 that name the Seller or any Originator as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as any Funding Agent may reasonably request, showing no Adverse Claims (i) with respect to any Pool Assets (other than Adverse Claims created and existing, until the sale or contribution of Receivables and Related Rights to the Seller in accordance with the Purchase and Sale Agreement, or (ii) pursuant to the USS Security Agreement).

     (g) Copies of the executed (i) Lock-Box Letter(s), (ii) the Concentration Account Agreement with the Concentration Account Bank and (iii) Collection Account Agreement with the Collection Account Bank.

     (h) Opinions, in form and substance reasonably satisfactory to the Funding Agents, of (i) Morgan, Lewis & Bockius LLP, as counsel to the Seller, the Servicer and the Originators with respect to various UCC, perfection, enforceability and bankruptcy matters and, (ii) in-house counsel to the Seller, the Servicer and the Originators as to various company matters with respect to each such Person.

     (i)  [Reserved].

     (j) A pro forma Monthly Report representing the performance of the Receivables Pool for the calendar month before closing.

     (k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Fee Letter), costs and expenses to the extent then due, billed and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and each Fee Letter.

     (l)   Each Fee Letter duly executed by the Seller and Servicer.

     (m) Good standing certificates with respect to the Seller, the Servicer and the Originators issued by the Secretary of State (or similar official) of the state of each such Person's organization and principal place of business.

     (n) To the extent required by each CP Conduit Purchaser's commercial paper program, letters from each of the rating agencies then rating the Notes of such CP Conduit Purchaser confirming the rating of its Notes after giving effect to the transaction contemplated by the Agreement.

     (o) A file (computer generated or otherwise) containing all information with respect to the Receivables as the Funding Agents may reasonably request.

     2. Conditions Precedent to All Funded Purchases and Reinvestments and Issuances of Letters of Credit. Each Funded Purchase (except as to clause (a), including the initial Funded Purchase) and each reinvestment and each issuance of a Letter of Credit shall be subject to the further conditions precedent that:

     (a) in the case of each Funded Purchase and each reinvestment and each issuance of a Letter of Credit, the Servicer shall have delivered to the Funding Agents on or before such Funded Purchase, reinvestment or issuance, in form and substance satisfactory to the Funding Agents, a completed pro forma Monthly Report to reflect the level of Capital, the LC Aggregate Stated Amount, the aggregate LC Stated Amount of each LC Bank, a calculation of the related reserves after such purchase, reinvestment or issuance and the calculation of the Purchased Interest thereafter and a completed Purchase Notice; and

     (b) on the date of such Funded Purchase or reinvestment or issuance of a Letter of Credit the following statements shall be true (and acceptance of the proceeds of such Funded Purchase or reinvestment or Letter of Credit shall be deemed a representation and warranty by the Seller that such statements are then true):

          (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Funded Purchase or reinvestment or issuance as though made on and as of such date;

          (ii) no event has occurred and is continuing, or would result from such Funded Purchase or reinvestment or issuance, that constitutes a Termination Event or an Unmatured Termination Event;

          (iii) after giving effect to such Funded Purchase or reinvestment or issuance (x) the Net Exposure of any Purchaser Group does not exceed the Commitment of such Purchaser Group, (y) the Capital plus the LC Aggregate Stated Amount does not exceed the Facility Limit and (z) the aggregate LC Stated Amount for any LC Bank does not exceed such LC Bank's LC Sub-Commitment; and

          (iv) The Facility Termination Date has not occurred.

                                   EXHIBIT III
                         REPRESENTATIONS AND WARRANTIES


     1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

     (a) Company Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as currently conducted in each applicable jurisdiction.

     (b) Company and Governmental Authorization: Contravention. The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party (i) are within the Seller's company powers, (ii) have been duly authorized by all necessary action, (iii) require no action or authorization by or in respect of, or filing with, any governmental body, agency or official (other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which have been filed on or before the first Funded Purchase or issuance of Letter of Credit hereunder) and
(iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or operating agreement of the Seller or of any other agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on any asset of the Seller or any of its Subsidiaries. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

     (c) Enforceability. This Agreement and the other Transaction Documents to which it is a party are legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the extent that general equitable principles may limit the right to obtain the remedy of specific performance of the obligations hereunder and thereunder.

     (d) Litigation. Except as set forth in USS's most recently distributed Form 10-K or 10-Q, there is no action, suit, arbitration or other proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, arbitrator or arbitral body pending against the Seller or of which the Seller has otherwise received official notice or which to the knowledge of the Seller is threatened against the Seller, wherein there is a reasonable possibility of an unfavorable decision, ruling or finding that would reasonably be expected to have a Material Adverse Effect, and since the dates of the respective descriptions of proceedings contained in the reports heretofore identified, there has been no change in the status of such proceedings that would reasonably be expected to have a Material Adverse Effect.

     (e) No proceeds of any Funded Purchase or reinvestment or issuance of Letter of Credit will be used by the Seller to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     (f) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim, other than Adverse Claims created and existing, until the sale or contribution of Receivables and Related Rights to the Seller in accordance with the Purchase and Sale Agreement, pursuant to the USS Security Agreement. Upon each Funded Purchase or reinvestment or issuance of a Letter of Credit, the Collateral Agent (for the benefit of the Purchasers) shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Collateral Agent (for the benefit of the Purchasers) in the Pool Assets, and the Collateral Agent (for the benefit of the Purchasers) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except (x) those filed in favor of the Collateral Agent (for the benefit of the Purchasers) relating to the Agreement and (y) those financing statements filed pursuant to the USS Security Agreement, covering the Pool Assets prior to the time of the sale or contribution thereof to the Seller pursuant to the Purchase and Sale Agreement.

     (g) Each Monthly Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Funding Agents or any Purchaser in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished.

     (h) The Seller's location (as such term is used in Section 9-307 of the UCC) is Delaware and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 1(b) of Exhibit IV to the Agreement.

     (i) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Funding Agents in accordance with the Agreement) and all Lock-Box Banks have received a Lock-Box Letter.

     (j) No proceeds of any Funded Purchase or reinvestment or issuance of a Letter of Credit will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

     (k) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

     (l) No event has occurred and is continuing, or would result from a Funded Purchase in respect of, or reinvestment in respect of, or issuance of a Letter of Credit in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

     (m) The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

     (n) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

     (o) The Seller's complete company name is set forth in the preamble to the Agreement, and it does not use and has not during the last five years used any other company name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Funding Agents pursuant to Section 1(k)(iii) of Exhibit IV to the Agreement.

     (p) The Seller is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (q) Each Pool Receivable of an Obligor, that is not a resident of the United States, is not (and shall not at any time be) subject to any currency controls imposed by any Governmental Authority under the laws of which such Obligor is organized or a political subdivision thereof, which currency controls restrict the ability of such Obligor to pay its obligations in connection with such Pool Receivable.

     2. Representations and Warranties of the Servicer. The Servicer represents and warrants as follows:

     (a) Company Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as currently conducted in each applicable jurisdiction, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     (b) Company and Governmental Authorization: Contravention. The execution, delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which it is a party (i) are within the Servicer's corporate powers, (ii) have been duly authorized by all necessary action, (iii) require no action or authorization by or in respect of, or filing with, any governmental body, agency or official and (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the restated certificate of incorporation or by-laws of the Servicer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer or result in the creation or imposition of any Adverse Claim on any asset of the Servicer or any of its Subsidiaries. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Servicer.

     (c) Enforceability. This Agreement and the other Transaction Documents to which it is a party are legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the extent that general equitable principles may limit the right to obtain the remedy of specific performance of the obligations hereunder and thereunder.

     (d)   Financial Information.

          (i) The consolidated balance sheet of USS and its Subsidiaries as of December 31, 2005 and the related consolidated statements of changes in financial position, income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers and included in USS's Annual Report on Form 10-K for the year ended December 31, 2005 (the "2005 Form 10-K"), as filed with the Securities and Exchange Commission, copies of which have been delivered to the Funding Agents, fairly present, in conformity with GAAP, the consolidated financial position of USS and its Subsidiaries as of such date and its consolidated results of operations and changes in financial position for such fiscal year.

          (ii) The unaudited consolidated balance sheet of USS and its Subsidiaries as of March 30, 2006 and the related unaudited consolidated statements of changes in financial position, income and cash flows for the three months then ended, set forth in USS's quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2006 (the "First Quarter 2006 10-Q"), as filed with the Securities and Exchange Commission, copies of which have been delivered to the Funding Agents, fairly present, in conformity with GAAP, the consolidated financial position of USS and its Subsidiaries as of such date and its consolidated results of operations and changes in financial position for such three month period (subject to normal year-end adjustments).

          (iii) Since December 31, 2005, there has been no change in the consolidated financial position or operations of USS and its Subsidiaries, considered as a whole, that would reasonably be expected to have a Material Adverse Effect.

     (e) Litigation. Except as set forth in USS's most recently distributed Form 10-K or 10-Q, there is no action, suit, arbitration or other proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, arbitrator or arbitral body pending against USS or of which USS has otherwise received official notice or which to the knowledge of USS is threatened against USS, wherein there is a reasonable possibility of an unfavorable decision, ruling or finding that would reasonably be expected to have a Material Adverse Effect, and since the dates of the respective descriptions of proceedings contained in the reports identified in Section 2(d), there has been no change in the status of such proceedings that would reasonably be expected to have a Material Adverse Effect.

     (f) Each Monthly Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Funding Agents or any Purchaser in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished.

     (g) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

     (h) No event has occurred and is continuing, or would result from a Funded Purchase in respect of, or reinvestment in respect of, or an issuance of a Letter of Credit in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

     (i) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

     (j) The Servicer has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

     (k) The Servicer is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   EXHIBIT IV
                                    COVENANTS


     1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital or Net Investment of or Discount in respect of the Purchased Interest shall be outstanding, the date on which the aggregate LC Stated Amount for each LC Bank shall have been cash collateralized in full by deposit thereof into the applicable LC Collateral Account or the date all other amounts owed by the Seller under the Agreement to the Collateral Agent, the Funding Agents, the Purchasers and any other Indemnified Party or Affected Person shall be paid in full:

     (a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its existence, rights, franchises, qualifications and privileges, except to the extent that the failure to do so would not be reasonably expected to have a Material Adverse Effect.

     (b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its location (as such terms or similar terms are used in Section 9-307 of the UCC) in Delaware and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, upon thirty days prior written notice to the Collateral Agent, at any other locations in jurisdictions where all actions reasonably requested by the Collateral Agent to protect and perfect the interest of the Collateral Agent in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Collateral Agent with at least 30 days' written notice before making any change in the Seller's name or making any other change in the Seller's identity or organizational status that could render any UCC financing statement filed in connection with the Agreement "seriously misleading" as such term (or similar term) is used in the UCC; each notice to the Collateral Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller will also maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

     (d) Ownership Interest, Etc. Except with regard to Receivables repurchased pursuant to Section 1.2(f) of the Agreement, the Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Collateral Agent (for the benefit of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Collateral Agent (for the benefit of the Purchasers) as the Collateral Agent may reasonably request.

     (e) Sales, Liens, Etc. Other than dispositions made in accordance with the Transaction Documents, the Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller's undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph; provided, however, that the Seller may sell Triggered Receivables and the Related Security, Collections and proceeds with respect thereto pursuant to any trade put agreement, credit default swap or other arrangement pursuant to which the Seller has hedged its credit exposure so long as Seller complies with
Section 1.2(f) of this Agreement.

     (f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

     (g) Change in Credit and Collection Policy. The Seller shall not make any material change in the character of its business or in the Credit and Collection Policy, or any change in the Credit and Collection Policy that would materially and adversely affect the collectability of the Receivables Pool or the enforceability of any related Contract or the ability of the Seller to perform its obligations under any related Contract or under the Agreement.

     (h) Audits. The Seller shall from time to time during regular business hours but no more frequently than annually unless a Termination Event or Unmatured Termination Event has occurred and is continuing, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by any Funding Agent permit such Funding Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) of this Section 1(h), and to discuss matters relating to Receivables and the Related Security or the Seller's or performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller having knowledge of such matters.

     (i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or any Lock-Box Account (or related post office box), unless the Collateral Agent shall have consented thereto in writing and the Collateral Agent shall have received copies of all agreements and documents (including Lock-Box Letters) that it may request in connection therewith.

     (j) Deposits to Lock-Box Accounts, the Concentration Account and the Collection Account. The Seller (or the Servicer on its behalf) shall: (i) instruct all Obligors to make payments of all Pool Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into the Concentration Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall be subject to a Lock-Box Letter and each of the Concentration Account and the Collection Account shall at all times be subject to a Concentration Account Agreement and a Collection Account Agreement, respectively. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account, the Concentration Account or the Collection Account cash or cash proceeds other than Collections.

     (k) Reporting Requirements. The Seller shall provide the following to each Funding Agent:

          (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, (a) a copy of the annual report for such year for the Seller containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller; and (b) a letter from a financial officer, treasurer or accounting officer of the Seller certifying to the best knowledge of such officer, that neither a Termination Event nor an Unmatured Termination Event has occurred and is continuing at such time;

          (ii) as soon as possible and in any event within five Business Days after the Seller becomes aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of a financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

          (iii) at least thirty days before any change in the Seller's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

          (iv) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

          (v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document; and

          (vi) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as any Funding Agent may from time to time reasonably request.

     (l) Certain Agreements. Without the prior written consent of the Funding Agents, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document (including the Purchase and Sale Agreement) to which it is a party or any provision of Seller's certificate of formation or operating agreement.

     (m)  Reserved.

     (n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to the Agreement or any applicable Company Notes; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.); provided, further, that the Seller may enter into that certain lease agreement between itself and Ferm Enterprises L.P., T/A Silverside Carr Executive Center, as renewed from time to time prior to the Closing Date, solely to the extent that the terms of such lease agreement and obligations with respect to the Seller thereunder are terminated on or prior to October 31, 2006 by the Seller, or the Servicer on its behalf, in a manner reasonably satisfactory to the Funding Agents.

     (o) Use of Seller's Share of Collections. The Seller shall apply its share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchasers, the Funding Agents and the Collateral Agent under the Agreement and under the Fee Letters); (ii) the payment of accrued and unpaid interest on any applicable Company Notes; and (iii) other legal and valid purposes.

     (p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $10,000,000.

     2. Covenants of the Servicer. Until the latest of the Facility Termination Date, the date on which no Capital or Net Investment of or Discount in respect of the Purchased Interest shall be outstanding, the date on which the aggregate LC Stated Amount for each LC Bank shall have been cash collateralized in full by deposit thereof into the applicable LC Collateral Account or the date all other amounts owed by the Servicer under the Agreement to the Collateral Agent, the Funding Agents, the Purchasers and any other Indemnified Party or Affected Person shall be paid in full:

     (a) Compliance with Laws, Etc. The Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its existence, rights, franchises, qualifications and privileges, except to the extent that the failure to do so would not be reasonably expected to have a Material Adverse Effect.

     (b) Offices, Records and Books of Account, Etc. The Servicer: (i) shall keep the office where it keeps its records concerning the Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon thirty days prior written notice to the Funding Agents, at any other locations in jurisdictions where all actions reasonably requested by the Funding Agents to protect and perfect the interest of the Collateral Agent in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Funding Agents with at least 30 days' written notice before making any change in the Servicer's name or making any other change in the Servicer's identity or organizational status (i.e., as a Delaware corporation); each notice to the Funding Agents pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Servicer will also maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

     (d) Ownership Interest, Etc. Except with regard to Receivables repurchased pursuant to Section 1.2(f) of the Agreement, the Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Collateral Agent for the benefit of the Purchasers, including taking such action to perfect, protect or more fully evidence the interest of the Collateral Agent for the benefit of the Purchasers as any Funding Agent, may reasonably request.

     (e) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

     (f) Change in Credit and Collection Policy. The Servicer shall not make any material change in the character of its business or in the Credit and Collection Policy, or any change in the Credit and Collection Policy that would materially and adversely affect the collectability of the Receivables Pool or the enforceability of any related Contract or the ability of the Servicer to perform its obligations under any related Contract or under the Agreement.

     (g) Audits. The Servicer shall from time to time during regular business hours but no more frequently than annually unless a Termination Event or Unmatured Termination Event has occurred and is continuing, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by any Funding Agent permit such Funding Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Servicer relating to Pool Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (i) of this Section 2(g) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer's or performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Servicer having knowledge of such matters.

     (h) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer shall not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Collateral Agent shall have consented thereto in writing and the Collateral Agent shall have received copies of all agreements and documents (including Lock-Box Letters) that it may request in connection therewith.

     (i) Deposits to Lock-Box Accounts, the Concentration Account and the Collection Account. The Servicer shall: (i) instruct all Obligors to make payments of all Pool Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into the Concentration Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall be subject to a Lock-Box Letter and each of the Concentration Account and the Collection Account shall at all times be subject to a Concentration Account Agreement and a Collection Account Agreement, respectively. USS will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account, the Concentration Account or the Collection Account cash or cash proceeds other than Collections.

     (j) Reporting Requirements. The Servicer shall provide the following to each Funding Agent:

          (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Servicer, (a) a consolidated balance sheet of USS and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and changes in financial position for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on and certified by PricewaterhouseCoopers or other independent public accountants of nationally recognized standing; and (b) a letter from a financial officer, treasurer or accounting officer of USS certifying to the best knowledge of such officer, that neither a Termination Event nor an Unmatured Termination Event has occurred and is continuing at such time;

          (ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of USS, a consolidated balance sheet of USS and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and changes in financial position for such quarter and for the portion of USS's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of USS's previous fiscal year;

          (iii) as soon as available and in any event not later than 5 Business Days after the last day of each calendar month a Monthly Report as of the last day of such calendar month in the form attached hereto as Annex B or, following the occurrence of a Termination Event, within five Business Days of a request by any Funding Agent, a Monthly Report for such periods as is specified by such Funding Agent (including on a semi-monthly, weekly or daily basis);

          (iv) as soon as possible and in any event within five Business Days after the Servicer becomes aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of a financial officer of the Servicer setting forth details of such Termination Event or Unmatured Termination Event and the action that the Servicer has taken and proposes to take with respect thereto;

          (v) at least thirty days before any change in Servicer's name, a notice setting forth such changes and the effective date thereof;

          (vi) as soon as available and in any event within 90 days after the end of each fiscal year of the Servicer (commencing with the fiscal year ending in December 2006), the Servicer shall, at the Servicer's expense, permit the Collateral Agent to conduct a review and agreed upon procedures (satisfactory in scope and substance to the Collateral Agent and performed by representatives of the Collateral Agent pursuant to agreed upon procedures in scope and substance reasonably satisfactory to the Collateral Agent) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy of the Originator, historical receivables data and accounts, including, without limitation, a review of the Servicer's operating location(s), and the results of such review and agreed upon procedures shall be reasonably satisfactory to the Collateral Agent and each Funding Agent-it being understood that the scope of, and procedures followed in, each such review and agreed upon procedures shall be substantially similar to those employed during the immediately preceding audit (commencing with the review and audit performed for the year ended December 31, 2005), with such reasonable modifications as required by the Collateral Agent or any Funding Agent to (a) address any change in the character of the Receivables Pool or (b) address other changes to similar agreed upon procedures employed in facilities similar to this facility to which the Collateral Agent or any Funding Agent are a party; and

          (vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Servicer or any of its Affiliates as any Funding Agent may from time to time reasonably request.

     Information required to be delivered pursuant to clauses (i) and (ii) of this Section 2(j) shall be deemed to have been delivered on the date on which the Servicer provides notice to the Funding Agents that such information has been posted on the Servicer's website at www.uss.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Funding Agents without charge; provided that (i) such notice may be included in a certificate delivered pursuant to this Section 2(j) and
(ii) the Servicer shall deliver paper copies of the information referred to in clauses (i) and (ii) of this Section 2(j) to any Funding Agent that requests such delivery.

     (k) Termination of Seller Lease Agreement. The Servicer shall (or shall cause the Seller to), on or prior to October 31, 2006, terminate that certain lease agreement between the Seller and Ferm Enterprises L.P., T/A Silverside Carr Executive Center, as renewed from time to time prior to the Closing Date, in a manner reasonably satisfactory to the Funding Agents.

     3. Separate Existence. Each of the Seller and USS hereby acknowledges that the Purchasers and the Funding Agents are entering into the transactions contemplated by the Agreement and the other Transaction Documents in reliance upon the Seller's identity as a legal entity separate from USS. Therefore, from and after the date hereof, each of the Seller and USS shall take all steps specifically required by the Agreement or reasonably requested by any Funding Agent to continue the Seller's identity as a separate legal entity and to make it apparent to third persons that the Seller is an entity with assets and liabilities distinct from those of USS and any other Person, and is not a division of USS, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and USS shall take such actions as shall be required in order that:

     (a) The Seller will be a limited purpose limited liability company whose primary activities are restricted in its certificate of formation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

     (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

     (c) At least one member of the Seller's Board of Directors (each, an "Independent Director") shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of USS or any of its Affiliates. The certificate of formation of the Seller provides that: (i) the Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

     (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, USS or any Affiliate thereof;

     (e) Any employee, consultant or agent of the Seller will be compensated from the Seller's funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller's funds;

     (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with USS (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that USS shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

     (g) The Seller's operating expenses will not be paid by USS or any other Affiliate thereof;

     (h) All of the Seller's business correspondence and other communications shall be conducted in the Seller's own name and on its own separate stationery;

     (i) The Seller's books and records will be maintained separately from those of USS and any other Affiliate thereof;

     (j) All financial statements of USS or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that:
(i) a special purpose entity exists as a Subsidiary of USS, and (ii) the Originators have sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

     (k) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of USS or any Affiliate thereof;

     (l) The Seller will observe all company formalities in its dealings with USS or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of USS or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which USS or any Affiliate thereof (other than USS in its capacity as initial Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of USS or any Subsidiary or other Affiliate of USS. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

     (m) The Seller will maintain arm's-length relationships with USS (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor USS will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and USS will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity; and

     (n)  USS shall not pay the salaries of Seller's employees, if any.

                                    EXHIBIT V
                               TERMINATION EVENTS


     Each of the following shall be a "Termination Event":

     (a) (i) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for one Business Day after the earlier of such Person's knowledge or receipt of written notice thereof from the Collateral Agent, any Purchaser or any Funding Agent, or (ii) the Seller, the Servicer or any Originator shall fail to perform or observe any other term, covenant or agreement under the Agreement or any other Transaction Document and, solely to the extent capable of cure, such failure shall continue for 30 days after the earlier of such Person's knowledge or receipt of written notice thereof from the Collateral Agent, any Purchaser or any Funding Agent;

     (b) the Servicer (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that the Servicer (or such Affiliate) then has as Servicer;

     (c) any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, the Servicer or any Originator pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

     (d) the Seller or the Servicer shall fail to deliver the Monthly Report pursuant to the Agreement, and such failure shall remain unremedied for 3 Business Days after notice thereof from any Purchaser or Funding Agent;

     (e) the Agreement or any Funded Purchase or reinvestment or issuance of a Letter of Credit pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in the Pool Receivables, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or
(ii) cease to create, or the interest of the Collateral Agent for the benefit of the Purchasers with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

     (f) the Seller, USS or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, USS or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any action to authorize any of the foregoing actions described in this paragraph;

     (g) (i) the (A) Default Ratio shall exceed 5.0%, (B) the Dilution Ratio shall exceed 7.0%, or (C) the Delinquency Ratio shall exceed 7.0% or (ii) the average for three consecutive calendar months (eliminating the effects caused by any Obligor that became a Designated Obligor during that three-month period) of: (A) the Default Ratio shall exceed 3.0%, (B) the Dilution Ratio shall exceed 6.0%, or (C) the Delinquency Ratio shall exceed 5.0%;

     (h) the Purchased Interest shall exceed 100% and such condition shall continue unremedied for 2 (two) Business Days following the date that the Seller (or the Servicer on its behalf) is required to deliver any applicable Monthly Report;

     (i) either: (i) the Internal Revenue Service shall file a notice of lien asserting a claim or claims of $100,000 or more in the aggregate (or any lesser amount, if in the opinion of any Funding Agent such claim or claims could be reasonably expected to materially and adversely affect the Collateral Agent's interest in the Pool Receivables or any other Pool Assets) pursuant to the Internal Revenue Code with regard to any of the assets of the Seller or any Originator, or (ii) the Pension Benefit Guaranty Corporation shall file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller or any Originator;

     (j)  a Change in Control shall occur;

     (k) USS or any of its Subsidiaries (other than the Seller) shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $45,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; and

     (l) any other event or circumstance shall occur (i) which could reasonably be expected to have a Material Adverse Effect on the collectability of the Pool Receivables or (ii) which could reasonably be expected to have a Material Adverse Effect on the Seller's or the Servicer's ability to collect the Receivables or otherwise perform their respective obligations under the Agreement and the other Transaction Documents to which each is a party.

                                   EXHIBIT VI

                          FORM OF ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT (this "Agreement"), dated as of [______ __, ____], is among U. S. STEEL RECEIVABLES LLC (the "Seller"), [________], as purchaser (the "[_____] CP Conduit Purchaser"), [________], as the related committed purchaser (the "[______] Committed Purchaser" and together with the Conduit Purchaser, the "[_____] Purchasers"), and [________], as agent for the Purchasers (the "[______] Funding Agent" and together with the Purchasers, the "[_______] Purchaser Group").

                                   BACKGROUND

     The Seller and various others are parties to a certain Second Amended and Restated Receivables Purchase Agreement dated as of September 27, 2006 (as amended through the date hereof, the "Receivables Purchase Agreement"). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1. This letter constitutes an Assumption Agreement pursuant to
Section 1.14 of the Receivables Purchase Agreement. The Seller desires [the [_____] Purchasers] [the [______] Committed Purchaser] to [become Purchasers under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [________] Purchasers agree to [become Purchasers thereunder] [increase its Commitment in an amount equal to the amount set forth as the "Commitment" under the signature of such [______] Committed Purchaser hereto].

     Seller hereby represents and warrants to the [________] Purchasers as of the date hereof, as follows:

     (i) the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

     (ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such transfer; and

     (iii)  the Facility Termination Date has not occurred.

     SECTION 2. Upon execution and delivery of this Agreement by the Seller and each member of the [______] Purchaser Group, satisfaction of the other conditions to assignment specified in the Receivables Purchase Agreement (including the consent of the Funding Agents, if required) and receipt by the Funding Agents of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement] [the [______] Committed Purchaser shall increase its Commitment in the amount set forth as the "Commitment" under the signature of the [______] Committed Purchaser, hereto].

     SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any CP Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Notes issued by such CP Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

     SECTION 4. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

                          (continued on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

                              [___________], as a Conduit Purchaser


                              By:
                              Name Printed:
                              Title:

                              [Address]

                              [___________], as a Committed Purchaser


                              By:
                              Name Printed:
                              Title:

                              [Address]

                              [Commitment]
                              [_____________], as Funding Agent
                              for [_________]


                              By:
                              Name Printed:
                              Title:
                              [Address]

U. S. STEEL RECEIVABLES LLC, as Seller


By:
Name Printed:
Title:


Consented and Agreed:

[THE FUNDING AGENTS]
                                   EXHIBIT VII

                           FORM OF TRANSFER SUPPLEMENT
                                 with respect to
                           U. S. Steel Receivables LLC
           Second Amended and Restated Receivables Purchase Agreement


                         Dated as of [_______ __, 20__]


Section 1.

     Commitment assigned:                              $_________
     Assignor's remaining Commitment:                  $_________
     Net Investment allocable to Commitment assigned:  $_________
     Assignor's remaining Net Investment:              $_________
     Discount (if any) allocable to
     Net Investment assigned:                          $_________
     Discount(if any) allocable to Assignor's
     remaining Net Investment:                         $_________



Section 2.

     Effective Date of this Transfer Supplement:   [__________]

     Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in Section 6.3(d) of the Second Amended and Receivables Purchase Agreement dated as of September 27, 2006 among U. S. Steel Receivables LLC, as Seller, United States Steel Corporation, as initial Servicer, The Bank of Nova Scotia, as Collateral Agent, and various other parties (as amended, supplemented or otherwise modified through the date hereof, the "Agreement"), from and after the effective date heretofore set forth, the transferee shall become a party to, and have the rights and obligations of a Committed Purchaser under the Agreement.


ASSIGNOR: [_________], as a Committed

                                   Purchaser


                                   By:
                                   Name:
                                   Title:



ASSIGNEE: [_________], as a Committed

                                   Purchaser


                                   By:
                                   Name:
                                   Title:



                                   [Address]



Accepted as of date first above
written:


[___________], as Funding Agent for
the [______] Purchaser Group



By:
Name:
Title: